U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1/A
Amendment No. 7

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Media Sentiment, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	7389	20-5740705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA		94109
(Name and address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (415) 861-3421
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (2)
Common Stock	3,640,650	N/A	$253,664	$55.88

(1)	The shares included herein are being distributed to the stockholders of Debut Broadcasting Corporation, Inc. No consideration will be received by Debut Broadcasting Corporation, Inc. in consideration of such distribution. Consistent with Rule 457(f)(2), since there is no market for shares being distributed, the filing fee is based on the book value of the spun-off subsidiary’s assets.
(2)	$55.88 already paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated July 3, 2008

PROSPECTUS
MEDIA SENTIMENT, INC.
3,640,650
COMMON STOCK
INITIAL PUBLIC OFFERING

All of the shares of our common stock in this prospectus and registration statement are offered to the public by Debut Broadcasting Corporation, Inc. (“DBI”) through its selling shareholders, each of whom will receive their shares as a dividend from DBI.  DBI owns 3,640,650 shares of common stock in our company.  DBI will distribute these shares of our common stock exclusively to its shareholders of record as of April 20, 2007 (“April 20 Shareholders”) named in this prospectus pursuant to its plan of reorganization. We are filing this prospectus and registration statement to register the issuance of the 3,640,650 shares of our common stock by DBI as a dividend to the April 20 Shareholders on the basis of one share of our common stock for each one share of DBI common stock. We will not receive any proceeds since no consideration will be paid to us or DBI in connection with the distribution or sale of these shares.

We are also filing this prospectus and registration statement to register the 3,640,650 shares of common stock by the April 20 Shareholders to the public. The April 20 Shareholders are considered underwriters in this offering. Subsequent to the distribution, the April 20 Shareholders will offer the 3,640,650 shares of common stock to the public at a fixed offering price of $0.069 per share. We will not receive any proceeds from the resale of the common stock by the April 20, 2007 Shareholders.

We are currently a wholly-owned subsidiary of Debut Broadcasting Corporation, Inc. After the distribution, we will be a separate public company. The April 20 Shareholders may be required to pay income tax on all or a portion of the value of their shares  received in connection with this distribution. Currently, no public market exists for our common stock. We may contact an authorized market-maker for sponsorship of our securities on an exchange, public trading of our common stock may never materialize.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 8-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is:   July 3, 2008

Summary

Media Sentiment, Inc.

Our parent corporation, Debut Broadcasting Corporation, Inc. (“DBI”), was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001, it changed its name to California News Tech, and in November 2001 it shifted its business plan to focus on providing online access to news media analysis for a subscription fee. On October 31, 2006, this business operation and its assets were transferred to us as a wholly owned subsidiary under the name Media Sentiment, Inc. (“MSI” or “Media Sentiment”). Currently, Media Sentiment’s operations are substantially suspended and the company has no current significant marketing campaigns for its product and, if the company does not obtain financing, it will be forced to pursue other business opportunities.

On May 17, 2007, our parent corporation completed a reverse merger with Debut whereby it succeeded to the business of Debut and it changed its name to Debut Broadcasting Corporation, Inc. The intent of the merger was to create value for the shareholders of both companies. Our company received the proceeds of a debenture, the conversion of which was conditional upon the consummation of a merger such as the one which occurred with Debut.  DBI signed a $100,000 debenture with JWA Ventures. The proceeds went to MSI but the debenture obligations remained with DBI.  The shareholders of Debut gained liquidity in the public markets that would grant their company access to opportunities in the public markets to finance their expected growth. In anticipation of this merger, our business operations were placed in Media Sentiment, a wholly owned subsidiary of Debut, to be spun off as soon as practicable.   The pre-Merger shareholders of Debut as of April 20, 2007, the “April 20 Shareholders,” will be the sole shareholders of Media Sentiment, Inc. after it is spun off.   April 20, 2007 was chosen as the record date during the negotiations leading up to the merger, so that those shareholders who pre-dated the commencement of negotiations would remain as shareholders following the spinoff. As part of the merger agreements, the parent company set aside into an escrow account the total of 3,640,650 outstanding shares. Contractually, only the pre-merger shareholders of record on April 20, 2007 will receive these shares as soon as the shares are registered for distribution.

We are filing this prospectus and registration statement to register the issuance of the 3,640,650 shares of our common stock by DBI as a dividend to the April 20 Shareholders on the basis of one share of our common stock for each one share of DBI common stock. We will not receive any proceeds since no consideration will be paid to us or DBI in connection with the distribution or sale of these shares.

We are also filing this prospectus and registration statement to register the 3,640,650 shares of common stock by the April 20 Shareholders to the public. The April 20 Shareholders are considered underwriters in this offering. Subsequent to the distribution, the April 20 Shareholders will offer the 3,640,650 shares of common stock to the public at a fixed offering price of $0.069 per share. We will not receive any proceeds from the resale of the common stock by the April 20, 2007 Shareholders.

Our Relationship with Debut Broadcasting Corporation, Inc. (DBI) After the Distribution

We entered into a Post-Merger Operating Agreement with DBI in which we agreed to operate our respective businesses separately. We specifically agreed that we would not interfere in any manner with the operations of DBI, have any rights to use, acquire or otherwise operate any of the assets or intellectual property of DBI or create any liabilities for which DBI would be obligated. In addition, DBI agreed that it would not interfere in any manner with our operations, have any rights to use, acquire or otherwise operate any of our assets or intellectual property of MSI or create any liabilities for which we would be obligated.

In addition, at the time of the reverse merger, DBI was released from certain liabilities to its former president and director, Mr. Marian Munz, and his spouse; however, these liabilities continued as the sole responsibility of MSI in the form of two separate convertible promissory notes. These notes remain outstanding but if converted under their terms into shares of MSI common stock, would represent over an 80% interest and full voting control over MSI.

Media Sentiment, Inc. (MSI)

We own and operate an online news media analysis research service. The service is called MediaSentiment™ and quantifies qualitative press coverage, or what we refer to as Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment in order to make more informed decisions related to it. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral.

We have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports.

We had a net loss of $40,788 during the three months ended March 31, 2008.  As of March 31, 2008, we had $45,390 in current assets, and current liabilities in the amount of $328,584.  Accordingly, we had a working capital deficit of $283,194 as of March 31, 2008. We have recorded losses from our business operations since our inception, including the period prior to the transfer of business operations from our parent company. In general, we need to increase sales and make debt and/or equity financing arrangements in order to fund operations in the future.

Our fiscal year end is December 31.

Our principal offices are located at 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA. Our phone number is (415) 295-1695.

The Distribution and  Offering

Distributing Company	Debut Broadcasting Corporation, Inc., a Nevada corporation (“DBI”)
Distributed Company	Media Sentiment Inc., a Nevada corporation (“MSI”)
Securities Being Distributed
DBI will distribute to its stockholders an aggregate of 3,640,650 shares of common stock, par value $0.001, of our company. Holders of DBI common stock will receive one share of MSI common stock for every one share of DBI common stock that they hold.

Record Date	If you own shares in DBI at the close of business on April 20, 2007 (the “Record Date”), then you will receive our common shares in the distribution.
Distribution Date	We currently anticipate that the distribution will occur shortly after the effective date of the registration statement.
Resale
The April 20 Shareholders that will receive the 3,640,650 shares of our common stock are considered underwriters.  Subsequent to the distribution, the April 20 Shareholders will offer the 3,640,650 shares of common stock to the public at a fixed offering price of $0.069 per share.

Trading Market
We anticipate that our common stock will be traded on the Over-the-Counter Bulletin Board. We expect that a market maker will apply for quotation on the Over-the-Counter Bulletin Board on our behalf after the distribution. No public trading market for our common stock currently exists.

Use of Proceeds	We will not receive any proceeds from the distribution of the common stock by DBI or the resale by the April 20 Shareholders to the public.
Termination Date	This offering will terminate nine months after this registration statement is declared effective by the SEC.

Summary Financial Information

Balance Sheet Data	As of March 31, 2008 (Unaudited).	As of December 31, 2007 (Audited).
Cash	$11,090	$7,421
Total Assets	$45,390	$43,221
Liabilities	$328,584	$285,627
Total Stockholder’s Deficit	$283,194	$242,406

Statement of Operations and Accumulated Deficit	For the three months ended March 31, 2008 (Unaudited).	For the year ended December 31, 2007 (Audited).
Revenue	$2,867	$14,413
Loss for the Period	$40,788	$530,782

Risk Factors

An investment in our common stock, involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price could decline due to any of these risks, and you may lose all or part of your investment.

Because we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations.

Our business operations have continued since 1999, but to date we have been able to generate only limited revenues. Until we demonstrate that we can secure an ongoing supply of service contracts and provide the services called for in those contracts, there can be no assurance that our business will become commercially viable and provide stockholders with a successful investment.

Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about our ability to continue as a going concern without raising additional capital.

We incurred a net loss of $731,805 for the fiscal year ended December 31, 2006, a net loss of $530,782 for the year ended December 31, 2007, and a net loss of $40,788 for the three months ended March 31, 2008. Our future is dependent on our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

If we are not able to succeed in marketing our product, making sales, and maintaining a large enough customer base to support our business operations, we will not be able to achieve profitable operations.

As a company that has developed a new software system relatively early in the stages of release, we face substantial risks, uncertainties, expenses and difficulties. These risks and uncertainties include the following:

•	Our ability to market and distribute our products;

•	Our ability to expand into new markets;

•	Our ability to maintain and enhance our brand name;

•	Our ability to develop and implement tools for generating revenue and making our website a profit center.

We may be unable to accomplish one or more of these goals, which could cause our business to suffer.

If we fail to obtain additional funding, the growth of our business and our ability to sustain our operations may be impaired.

Our revenue from operations is not sufficient to sustain the ongoing marketing efforts and execute our current business plan. We will need to raise additional capital, but there can be no guarantee that we will be able to do so. If we are not able to do so, our potential for growth and business prospects will suffer. Our current business plan requires $1,000,000 over the next twelve months. As of March 31, 2008, we had a working capital deficit of $283,194. Thus, we anticipate the need to raise substantial additional capital in financing transactions to carry out our business plan over the next twelve months.

If holders of the convertible Promissory Notes we have issued choose to exercise their conversion option, shareholders will experience immediate and significant dilution.

On May 10, 2007, we executed two Promissory Notes for a cumulative amount of $148,000 with related parties as follows: (1) we borrowed $63,000 from our President and CEO, Marian Munz at an annual interest rate of 10% for a period of twelve months; (2) we borrowed $85,000 from Tunde Munz-Abraham, the wife of our President and CEO, Marian Munz, at an annual interest rate of 10% for a period of twelve months. On June 1, 2007, the entire outstanding loan amount (including principal and interest) for both loans became convertible into a total of 14,800,000 unregistered shares of our common stock upon written demand by the lender. If one or both of the holders of these notes choose to convert their notes into shares of our common stock, the result would be a significant dilution to our existing shareholders. Specifically, if both notes are converted, then the ratio would be 80% for Tunde Munz-Abraham, the wife of our President and CEO, and Marian Munz, while the spun-off shareholders will own 20%.

If we are unable to attract, train, or retain any of our key personnel or managers, our business could fail because our success is dependent in part upon the services of qualified personnel.

Our current management team and technical personnel play a key role in our operations and in the further development of our business. The loss of their services could adversely impact our business and chances for success. We do not currently have any employment agreements with any of our directors, officers or other employees. New laws and regulations affecting corporate governance may impede our ability to retain and/or attract board members and executive officers. Our performance will greatly depend on our ability to hire, train, and retain key employees.

Because our officers and directors have various outside interests and currently provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Our officers have various outside interests. Because we are in the early stages of our business reorganization, many of our officers will not be spending a significant amount of time on our business. Competing demands on our officers’ time may lead to a divergence between their interests and the interests of other shareholders. As a result, they may not be willing or able to devote a sufficient amount of time to our business operations, causing our business to fail.

If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity.

Our engagements involve information technology that is critical to our clients’ businesses. Sales of our services will be based on convincing the client that we can meet their needs. Failure to meet those needs could result in:

•	delayed or lost revenues due to adverse client reaction;

•	requirements to provide additional services to a client at no charge;

•	refunds of monthly subscription fees for failure to meet service level obligations;

•	negative publicity about our services, which could inhibit our ability to attract or retain clients; or

•	claims for damages against us, regardless of our responsibility for such failure.

The occurrence of any of the foregoing would impact our business in a negative manner and militate against the investor receiving a return on his or her investment.

Because there are some limitations inherent in our measurement of media sentiment, a lack of customer acceptance may result, which would result in impaired sales of our product and an inability to achieve profitable operations.

There are many ways to gauge media sentiment and the way we measure it may not be accurate or may be less accurate than other methods. For example, our products do not assign any greater weighting to media reports from major outlets such as USA Today than they do to relatively obscure publications with a much more limited circulation. Thus, our measure of media sentiment does not include any adjustment for the fact that a media report about a company from a major media outlet may have a greater effect upon public perception than would an article from a minor media source. Our product also does not include the analysis of any media reports that do not appear on the internet and thus excludes from consideration a potentially large number of media reports. For example, some television and radio media outlets do not reduce their reports to writing and distribute them on the internet. Such reports are not identified or measured by our product, even though they can be expected to affect overall media sentiment. Another limitation on our product as an accurate measure of media sentiment is that our product does not account for errors introduced by reason of statistically inadequate sample sizes. For example, if there are only a handful of media reports about a particular company during the period of time selected by a customer, the resulting Media Sentiment graph may not accurately reflect overall media sentiment during that period of time. Although Media Sentiment discloses the number of media reports used to prepare each graph, we do not purport to identify for our customers whether the results would be considered statistically significant using commonly accepted tools of statistical analysis. The foregoing examples illustrate only some of the limitations inherent in our products that may produce a lack of customer acceptance which would result in impaired sales of our product and an inability to achieve profitable operations.

If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our technology does not infringe on issued patents, trademarks, and/or copyright rights of others. Because patents applications in the United States are not publicly disclosed until the patent has been issued, applications may have been filed which relate to our software. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted full patent protection for our intellectual property, we may have difficulty safeguarding our proprietary technology, potentially resulting in our competitors utilizing our technology and impairing our ability to achieve profitable operations.

To begin the process of safeguarding our intellectual property, we have filed a provisional patent application with the United States Patent and Trademark Office. A provisional patent application is a short version of a patent application used to establish an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The act of filing a regular patent application does not guaranty that the company will receive a patent. If we do not file a regular patent application timely or in the event that we do file a regular patent application and it is not granted, we may have difficulty safeguarding our proprietary technology. The failure to adequately protect our proprietary technology could result in our competitors utilizing our technology and impair our ability to achieve profitable operations.

If any of our competitors infringe on our intellectual property rights, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Until such time that we are granted full patent protection for our intellectual property, we rely primarily on a combination of copyrights, trademarks, trade secret laws, our user policy and content license agreement and user agreement restrictions on disclosure and use to protect our intellectual property. We also enter into confidentiality agreements with our employees and consultants, and seek to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain, misappropriate, infringe and use the content on our Web sites or our other intellectual property without authorization. A failure to protect our intellectual property could seriously harm our business, operating results and financial condition. In addition, we may need to engage in litigation in order to enforce our intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and other resources, either of which could have negatively affect our business, operating results, and financial condition.

Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly.

We do not currently have any full time management employees. Instead, we contract with other companies and outside consultants. We also rely on outside service providers for technical, accounting and legal services. Should these service providers encounter operating difficulties or any unforeseen events, we may be forced to seek new providers or strategic partners. If our Internet and other service providers are unable to serve our needs for a sustained time period as a result of a strike, war, or natural disaster, or any business reason, our business will be impaired because we will be unable to provide our service to our clients.

If we are unable to continually upgrade and expand our systems in order to keep up with the rapid technological change within our industry, we will not be able to compete within the industry and our business will fail.

We seek to generate a high volume of traffic and transactions on our services. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our future revenues may depend on the number of items listed by users. We need to expand and upgrade our technology, transaction processing systems and network infrastructure both to meet increased traffic on our site and to implement new features and functions, including those that may be required under our contracts with third parties. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely fashion.

We must continually improve our technology systems in order to accommodate the level of use of our website. We must continuously evaluate and implement the most user-friendly format for providing our service. We must upgrade our computer software systems and maintain computer hardware compatible with current industry use to compete in our industry. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience of our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our subsidiary’s business.

Because we are in a highly competitive industry, some of our competitors may be more successful in attracting and retaining customers which could harm or limit our ability to attract and retain customers or expand our business.

The market for online financial information services and products is intensely competitive and rapidly changing. The number of websites on the Internet competing for consumers' attention and spending has proliferated and we expect that competition will continue to intensify. We compete directly and indirectly, for advertisers, viewers, members and content providers.

Many of our existing competitors, as well as a number of potential new competitors, have longer, more established operating histories in online financial information services, greater name recognition, larger customer bases, higher amounts of user traffic and significantly greater financial, technical and marketing resources. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements. Further, we cannot assure you that they will not develop services that are equal or superior to ours or that achieve greater market acceptance than our offerings. Increased competition could also result in price reductions, reduced margins, operating losses, or loss of market share, any of which could seriously harm our business, results of operations, financial condition, and ability to achieve profitable operations.

If there are events or circumstances effecting the continued use, performance, and reliability of the Internet, access to our products and/or the functionality of our products could be impaired causing a negative effect on the financial results of our business operations.

We are dependent on the use of the Internet, particularly for financial news and information, as well as in the continued use, performance, and reliability of the web and in the event that the use, performance, or reliability of the Internet is significantly affected, access to our product and/or the functionality of our product and business could be impaired causing a negative effect on the financial results of our business operations. The risks and uncertainties associated with the Internet include the following:

•	The Internet infrastructure may not be able to support the demands placed on it by continued growth and usage resulting in interruptions in service or other delays;

•	The existence of any computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data;

•	A decrease in Internet commerce attributable to security concerns related to transmitting and/or safely storing personal and confidential information; and

•
Future government regulation could inhibit the growth of Internet commerce or have the result of increasing the cost of conducting business over the Internet due to the need to comply with new government regulations;

Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

We have never declared or paid any cash dividends on our Common Stock. Our payment of any future dividends will be at the discretion of Our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Distributions to stockholders are subordinate to the payment of debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. Accordingly, investors must rely on sales of their own Common Stock after price appreciation, which may never occur, as the only way to recover their initial investment.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the distribution of the common stock offered through this prospectus by DBI or the subsequent resale by the April 20 Shareholders.

Dilution

The common stock to be distributed by DBI and resold by the April 20 Shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

Distribution by DBI

DBI is offering 3,640,650 shares of common stock offered through this prospectus and registration statement. The shares include 100% of the issued and outstanding shares of MSI and are intended for limited distribution to our parent corporation’s shareholders of record as of April 20, 2007.

The information regarding beneficial ownership of our common stock is being presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.

The following table provides information regarding the beneficial ownership of our common stock held by the one (1) selling shareholder as of October 15, 2007, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 3,640,650 shares of common stock outstanding on October 15 , 2007.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Debut Broadcasting Corporation, Inc. 1209 - 16th Avenue South, Suite 200 Nashville, TN 37212	3,640,650	3,640,650	0	0.0%

None of the selling shareholders;

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;

(2)	has been one of our officers or directors; or

(3)	are broker-dealers or affiliates of broker-dealers.

Resale

The April 20 Shareholders are offering 3,640,650 shares of common stock offered through this prospectus and registration statement. The shares include 100% of the issued and outstanding shares of MSI and are intended for resale to the public.

The information regarding beneficial ownership of our common stock is being presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.

The following table provides information regarding the beneficial ownership of our common stock held by the one (1) selling shareholder as of June 9, 2008, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 3,640,650 shares of common stock outstanding on October 15, 2007.

Name and address of entity eligible to receive shares	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Joseph Abraham 1930 Las Gallinas Ave San Raphael, CA 94903	0	340	0	0%
Emmanuel D Agorastos 2301 Broadway, #303 San Francisco, CA 94115	0	137,510	0	0%
Helen H Agorastos 2301 Broadway, Apt 303 San Francisco, CA 94115	0	12,020	0	0%
Mitch J Arndt 7542 Immanuel Ave S Cottage Grove, MN 55016-2016	0	350	0	0%
Bankdan Custodian (1) 218 W Main St Danville, KY 40422	0	20,000	0	0%
Dale L Bagley & Debbie Lee Bagley Jt Ten 325 Endicott Dr Soldotna, AK 99669	0	7,000	0	0%
Steve Maran Baker 1925 Bonds Mill Rd Lawrenceburg, KY 40342	0	5,000	0	0%
Lester Balsley III 14171 Harvest Valley Ave Corona, CA 92880-9276	0	2,250	0	0%
Bankdan (1) C/O Kentucky Trust Company 218 West Main Street Danvilleky 40422	0	42,260	0	0%
Martin W Barrs 517 Hickory St San Francisco, CA 94102-5518	0	5,000	0	0%
Stephen A Birtz 12 Harbor Dr Pocasset, MA 02559-1601	0	1,000	0	0%
Jason Brown 20953 49th Ave Langley, BC Canada V1N 8A1	0	5,000	0	0%

Bulletin Board (1) C/O Robert Lichtenthal Dept Listed Block 390 Greenwich St. New York, NY 10013-2309	0	2,300	0	0%
Bert Butterworth and Vickie Butterworth Jt wros 12583 Corliss Ave N Seattle, WA 98133-8567	0	15,000	0	0%
Shaun Carberry 564 Market St, Rm 408 San Francisco, CA 94104	0	2,780	0	0%
Kenneth H Cayce 7131 Dardenne Prairie Drive Fallon, MO 63368-8065	0	36,670	0	0%
David Chizmar 12111 Beaver Creek Rd Salem, OH 44460	0	4,000	0	0%
Lawrence E Chizmar Jr 728 San Andreas CT Concord, CA 94518	0	14,000	0	0%
Lawrence E Chizmar Jr 728 San Andreas CT Concord, CA 94518-2301	0	6,000	0	0%
Lawrence E Chizmar 728 San Andreas Court Concord, CA 94518-2301	0	300	0	0%
Collegestock Inc (1) 21 E 6th St, Ste 517 Tempe, AZ 85281	0	20,000	0	0%
Constance D Cordero 162 Beverly San Francisco, CA 94132	0	3,340	0	0%
Ralph Cordero Cust (1) Hayden Joseph Cordero Utma CA 179 Temelec Circle Sonoma, CA 95476	0	100	0	0%
Sam Covelli 1243 E. Saragosa Street Chandler, AZ 85225	0	12,000	0	0%
Samuel Joseph Covelli 1243 E Saragosa St Chandler, AZ 85225	0	42,330	0	0%
Touraj G Davallou MCT Engineers Inc 452 Tehama Street San Francisco, CA 94103	0	3,250	0	0%
Craig Doctor 148-7471 Minoru Blvd, # 148 Richmond, BC Canada V6Y 1Z3	0	21,670	0	0%
Mr. Craig Doctor #148-7471 Minoru Blvd. Richmond, B.C. V6Y 1Z3	0	500	0	0%
Domestic Securites Inventory #29 (1) 160 Summit Ave Montvale, NJ 07645	0	260	0	0%

E-Agency (1) 291 Third Street Oakland, CA 94607	0	10,000	0	0%
Darrell Gene Erlewein 812 Orchard Dr Nicholasville, KY 40356-2614	0	4,650	0	0%
Henry Ernst 500 Poplar Ave #303 Millbrae, CA 94030	0	2,000	0	0%
Estate For Gary Robert Schell (1) 3603 West 8th Ave West Vancouver, BC Canada V6R 1Y9	0	500,000	0	0%
Douglas A Farley 608 N J St Lakeview, OR 97630	0	1,600	0	0%
Clarence J Ferrell 2801 Townsgate Rd, Suite 210 Westlake Village, CA 91361	0	3,340	0	0%
F G Management Inc (1) 2014 Chicago Street San Diego, CA 92110-3420	0	8,000	0	0%
Financial Content Services Inc (1) 400 Oyster Point Blvd, Ste 435 South San Francisco, CA 94089	0	25,000	0	0%
Gary L Flanagan 831 Lawrence St Gainesville, TX 76240	0	800	0	0%
Fmt Co Cust IRA (1) FBO Maharshi Bipin Amin 61 Cherrywood Dr Somerset, NJ 08873-4230	0	12,500	0	0%
Fmt Co Cust IRA Rollover (1) FBO Jack T Ragsdale 1800 Southridge Dr Denton, TX 76205-7814	0	7,800	0	0%
Fmt Co Cust IRA Rollover (1) FBO David E Damianick 2212 21st St Rice Lake, WI 54868-8101	0	1,000	0	0%
Fmt Co Cust Sepp IRA (1) FBO Richard Carl Wagner 298 Main St Hudson Falls, NY 12839-1546	0	280	0	0%
Joao E Goncalves Maria C Goncalves Jt Ten 9 Tara Drive Providence, RI 02904	0	20,000	0	0%
George W Grus & Elizabeth J Grus 21230 Shell Valley Rd Edmonds, WA 98026	0	25,000	0	0%
George W Grus & Elizabeth J Grus Jt wros 21230 Shell Valley Rd. Edmonds, WA 98026-7346	0	5,000	0	0%

Nora I Guzman 7935 Eskdale CT Sacramento, CA 95829	0	9,500	0	0%
Robert Hansen PO Box 76 Anahola, HI 96703	0	16,670	0	0%
Veronica Harrison 15452-85a Ave Surrey, BC Canada V3S 5N7	0	3,340	0	0%
Hayes Murphy Rollover IRA (1) Ameritrade Inc Custodian 8418 198th Ave Bristol, WI 53104-9529	0	700	0	0%
Jaime Hernandez PO Box 2923 Crestline, CA 92325-2923	0	2,000	0	0%
Frans Hesse & Tiina Teemant-Hesse Jtwros (1) 1106 Chemin De La Sine Vence 06140 France	0	5,000	0	0%
Wanda C Hoegel 2347 Shelter Creek Lane San Bruno, CA 94066	0	1,000	0	0%
Howard F Fine & Carol M Fine, Trustees of The Fine 1988 Revoca (1) 33 Jordan Avenue San Francisco, CA 94118	0	600,000	0	0%
Paul K Hu Evelyn Hu 1278 California St San Francisco, CA 94109	0	400	0	0%
Paul Hulburd 22534 26th Ave Langley, BC Canada V2Z 3B3	0	6,670	0	0%
Ilya Ilienko 1053 East 13 Street, Apt D5 Brooklyn, NY 11230-4249	0	1,000	0	0%
IRA FBO Lawrence E Chizmar Jr Pershing LLC As Custodian (1) 728 San Andreas CT Concord, CA 94518-2301	0	700	0	0%
James T Koo Family Living Trust & Winifred M Koo (1) 920 Stewart Street, Ste 100 Sunnyvale, CA 94085-3923	0	3,340	0	0%
Robert C Jaspar 10 Frances Way Walnut Creek, CA 94597	0	36,670	0	0%
Mariano M Jauco Roth IRA Etrade Custodian 22718 Atherton St. Hayward, CA 94541-6610	0	500	0	0%
Mariano M Jauco (1) 22718 Atherton St. Hayward, CA 94541-6610	0	200	0	0%

Jean King Yu Ttee Jean K. Yu Living Trust Dtd 02 U/A Dtd 02/03/1998 (1) 6363 Christie Ave # 324 Emeryville, CA 94608	0	1,340	0	0%
Kanta Jiwnani 30 River Ct., Apt 2212 Jersey City, NJ 07310-2110	0	1,000	0	0%
Dennis Keeley 741 Via Del Monte Palos Verde Estates, CA 90274	0	5,000	0	0%
Knight Equity Markets, L.P. (1) OTCBB - Ricciardi, Mike 545 Washington Blvd Jersey City, NJ 07310-1607	0	215,540	0	0%
Kobori Family 1994 Trust Dated 12/12/94 Marvin S (1) 215 Valencia Drive Millbrae, CA 94030-2856	0	6,000	0	0%
C Grainger Kornegay III C/F (1) Caleb G Kornegay IV Ugma/Sc 1416 Fair St Camden, SC 29020-2921	0	2,000	0	0%
David Krauss 1253 Malta Lane Foster City, CA 94404-3713	0	1,500	0	0%
David Krauss IRA R/O Etrade Custodian (1) 1253 Malta Lane Foster City, CA 94404-3713	0	3,400	0	0%
Faouzi Ba Kraiem 107-40 Queens Blvd, Apt 8H Forest Hills, NY 11375-4212	0	1,500	0	0%
Lyndsey Janii Kuykendall 4756 Clayton Road, #102 Cocord, CA 94521	0	1,000	0	0%
Niija Lynne Kuykendall 4756 Clayton Road, #102 Concord, CA 94521	0	1,000	0	0%
Mary A Laky PO Box 40 Bellingham, MA 02019-0040	0	4,000	0	0%
Fred Langen 8440 Steveston Hwy Richmond, BC Canada V7A 1M3	0	5,000	0	0%
Thomas Le & Julia Chou Ten Ent (1) 404 S Roberts Rd Bryn Mawr, PA 19010-1136	0	3,000	0	0%
Min Lee 9571 5th Pl Lorton, VA 22079	0	15,210	0	0%
Paul Lepus 329 Mai Blvd Bl 18, #21 Sector 1 Bucharest, Romania	0	133,340	0	0%
Diomedes Liu MCT Engineers Inc 452 Tehama Street San Francisco, CA 94103	0	6,250	0	0%

Lynx Consulting Group Inc (1) 2954 Mission Blvd, Ste 5 San Diego, CA 92109	0	62,500	0	0%
Anthony L Manfreda 269 Avila Street San Francisco, CA 94123	0	15,000	0	0%
Brent I Massey 5101 Neptune Court Granite Bay, CA 95746	0	2,500	0	0%
Brent I Massey 5101 Neptune CT. Granite Bay, CA 95746	0	15,000	0	0%
Alan Mayer 111 Jordan Ave San Anselmo, CA 94960-2322	0	3,000	0	0%
Alissa Mayer 111 Jordan Ave San Alselmo, CA 94960	0	1,000	0	0%
Jaclyn Mayer 111 Jordan Ave San Anselmo, CA 94960	0	1,000	0	0%
Angela McConnell 4756 Clayton Road, #102 Concord, CA 94521	0	1,000	0	0%
Schelley Jerren McConnell 4756 Clayton Road, #102 Concord, CA 94521	0	1,000	0	0%
Joan Ann McCarthy 1150 Union San Francisco, CA 94109	0	480	0	0%
M Cordero Jr. & E Cordero Ttee Cordero Family Revocable Trust U/A Dtd 06/13/1997 (1) 2217 Acorn Ridge CT Folsom, CA 95630	0	3,000	0	0%
MCT Engineers Inc (1) 452 Tehama Street San Francisco, CA 94103	0	12,500	0	0%
Mercantile Discount Bank Ltd Trust Acct For Customers Central Securities Office (1) 32 Yavne St Tel-Aviv, 65792 Israel	0	10,000	0	0%
Louis Metzner Suite 109-100 Park Royal West Vancouver, BC Canada V7T1AZ	0	540	0	0%
Dr Louis Metzner 1329 Esquimalt Ave West Vancouver, BC Canada V7T1K5	0	16,670	0	0%
Glen C Miller 205 Simonton Street Conroe, TX 77301	0	20,670	0	0%

C Glen Miller 205 Simonton Street Conroe, TX 77301	0	13,000	0	0%
Joseph A Mizzi 869 Wilmore Ave Concord, CA 94518-2246	0	320	0	0%
Nicolae Moldoveanu 4611 Green Trail Drive Houston, TX 77084-2946	0	670	0	0%
Richard Moore 1010 Hurle Way, Suite 185 Sacramento, CA 95825	0	12,500	0	0%
Mr Robert G Hanzelin Jr Ttee Robert G Hanzelin Jr Trust U/A 3/3/93 (1) 8095 San Vista Circle Naples, FL 34109	0	5,000	0	0%
Demek Y Muarega 6879 Wilding Pl Riverside, CA 92506	0	5,000	0	0%
Amy Munz (2) 531 Buchanan Street San Francisco, CA 94102	0	25,000	0	0%
Ioana Munz (2) 529 Buchanan Street San Francisco, CA 94102	0	1,770	0	0%
Marian Munz (2) 531 Buchanan San Francisco, CA 94102	0	668,670	0	0%
Nexus Investor Relations LLC (1) 264 South La Cienego Blvd, Ste 700 Beverly Hills, CA 90211	0	128,130	0	0%
Nexus Investor Relations LLC (1) 264 South La Cienega Blvd, Suite 700 Beverly Hills, CA 90211-3302	0	40,750	0	0%
NFS/FMTC IRA FBO Karin Elise Bering (1) 1177 Canada Road Woodside, CA 94062	0	2,800	0	0%
Han N Nguyen & Noi T Nguyenjt Ten (1) 1014 Poppy Cir Costa Mesa, CA 92626-1672	0	3,000	0	0%
OTC Pink - Inventory (1) Attn: Bobby Harrington 677 Washington Blvd Stamford, CT 06901	0	53,730	0	0%
Krishna C Pandeswara 22 Howard St, Ste 2E New York, NY 10013-3137	0	1,400	0	0%
K C Patel 995 Howard Street San Francisco, CA 94103	0	20,000	0	0%
S Aaron Pearson 19140 S Van Ness Ave Torrance, CA 90501	0	1,000	0	0%

Sydney A Pearson 18 Lepere Dr Pittsford, NY 14534	0	2,100	0	0%
Pentony Enterprises LLC (1) 4949 Hedgecoxe Road, Suite 280 Plano, TX 75024	0	50,000	0	0%
Donna Perra Cust For Jackelyn Rae Perra Ucautma (1) 3405 Klamath Woods Place Concord, CA 94518	0	40	0	0%
Donna Perra 3405 Klamath Woods Pl Concord, CA 94518	0	20	0	0%
Chris O Peters 1096 Tunnel Hill Ch Rd Elizabethtown, KY 42701-7929	0	250	0	0%
James R Prairie 92 Raemere St Camarillo, CA 93010-6400	0	1,000	0	0%
Hamira Rahimi 27240 Turnberry Lane, Ste 200 Valencia, CA 91355	0	10,000	0	0%
Michael Rauer 4062 N Chatterton Ave Boise, ID 83713-0886	0	2,000	0	0%
Elmer Rigel & Wanda Rigel 726 San Andreas CT Concord, CA 94518	0	1,000	0	0%
Kathleen H Riggs 2544 Warne St Port Charlotte, FL 33952	0	1,000	0	0%
Rocco John Biale 2920 Minert Rd Concord, CA 94518	0	1,000	0	0%
Danielle Roman 222 Silver Hill Lane Stanford, CT 06905	0	670	0	0%
Dennis M Roman 10848 Whitehawk Street Plantation, FL 33324	0	670	0	0%
Theodore R Roman & Donnie L Roman Jt Ten 3623 Rancho Diego Circle El Cajon, CA 92019	0	2,000	0	0%
Indrakala Rompally 85 High Road Bethany, CT 06524	0	2,000	0	0%
San Francisco Renaissance Painting Co Inc (1) 213 Richardson Drive Mill Valley, CA 94941-2518	0	1,000	0	0%
Scottrade Inc Tr FBO Steve Perecko Rollover IRA (1) 5699 Ware Point Road Gloucester, VA 23061	0	200	0	0%

John Tarkoosh Jr 740 Harvard Ave East Seattle, WA 98102	0	5,000	0	0%
June C Tai IRA Rollover Td Bank USA Na Custodian (1) 914 Black Rock Road Gladwyne, PA 19035-1405	0	50,000	0	0%
John P Tatum 3709 Maplewood Drive Dallas, TX 75205	0	30,000	0	0%
Thomas C M Or Marie D Sam Yu Tr Ua 01 17 94 Thomas C M Yu & Marie D Sam Yu Rev Trust 5511 Diamond Hts Blvd San Francisco, CA 94131-2642	0	6,670	0	0%
Balakrishnan Thoppaswamy 3781 Miramar Way, Apt 5 Santa Clara, CA 95051-2059	0	500	0	0%
Steven Randall Titus Charles Schwab & Co Inc Oust Roth Contributory IRA (1) 3405 Klamath Woods Pl Concord, CA 94518	0	2,200	0	0%
Steven Randall Titus Charles Schwab & Co Inc Cust IRA Contributory (1) 3405 Klamath Woods Pl Concord, CA 94518	0	600	0	0%
Steven Randall Titus & Donna Perra Jt Ten (1) 3405 Klamath Woods Pl Concord, CA 94518	0	650	0	0%
Steven Randall Titus Cust For Kyle Alexander Perra Ucautma Until Age 25 (1) 3405 Klamath Woods Pl Concord, CA 94518	0	20	0	0%
Irene A Valos 2643 16th Ave San Francisco, CA 94116	0	16,670	0	0%
Vanguard Equity Research Corporation (1) 615 C Street, Ste 242 San Diego, CA 92101	0	12,500	0	0%
Lynn J Vanders 1205 Wisconsin Ave Gladstone, MI 49837-1429	0	3,800	0	0%
Fumihiro Watanabe 816 Wright Road Parksville, BC Canada	0	18,340	0	0%
Michael R Webster 3321 Calle Del Corrida Las Vegas, NV 89102	0	1,000	1,0	0%
Why Buy Dinar LLC (1) 6020 Farmington Ave Se Delano, MN 55328	0	10,000	0	0%
Ari Zieger Michele Zieger PO Box 24907 Los Angeles, CA 90024	0	2,500	0	0%

1. Entity Name	Natural Person in Control
Bankdan Custodian	Steve Maran Baker
Bankdan C/O Kentucky Trust Company	Steve Maran Baker
Collegestock Inc	Collegestock Inc
Domestic Securites Inventory #29	Domestic Securites Inventory #29
Bulletin Board C/O Robert Lichtenthal Dept Listed Block	Bulletin Board C/O Robert Lichtenthal Dept Listed Block
Ralph Cordero Cust Hayden Joseph Cordero Utma CA	Ralph Cordero Utma CA
E-Agency	E-Agency
Estate For Gary Robert Schell	Gail Schell
F G Management Inc	F G Management Inc
Financial Content Services Inc	Financial Content Services Inc
Fmt Co Cust IRA FBO Maharshi Bipin Amin	Maharshi Bipin Amin
Fmt Co Cust IRA Rollover FBO Jack T Ragsdale	Jack T Ragsdale
Fmt Co Cust IRA Rollover FBO David E Damianick	David E Damianick
Fmt Co Cust Sepp IRA FBO Richard Carl Wagner	Richard Carl Wagner
Hayes Murphy Rollover IRA Ameritrade Inc Custodian	Hayes Murphy
Frans Hesse & Tiina Teemant-Hesse Jtwros	Frans Hesse & Tiina Teemant-Hesse
Howard F Fine & Carol M Fine, Trustees of The Fine 1988 Revoca	Howard F Fine & Carol M Fine
IRA FBO Lawrence E Chizmar Jr Pershing LLC As Custodian	Lawrence E Chizmar Jr
James T Koo Family Living Trust & Winifred M Koo	James T Koo & Winifred M Koo
Mariano M Jauco Roth IRA Etrade Custodian	Mariano M Jauco
Jean King Yu Ttee Jean K. Yu Living Trust Dtd 02 U/A Dtd 02/03/1998	Jean King Yu
Knight Equity Markets, L.P. OTCBB - Ricciardi, Mike	Knight Equity Markets, L.P. OTCBB - Ricciardi, Mike
Kobori Family 1994 Trust Dated 12/12/94 Marvin S	Kobori Marvin S
C Grainger Kornegay III C/F Caleb G Kornegay IV Ugma/Sc	C Grainger Kornegay III
David Krauss IRA R/O Etrade Custodian	David Krauss
Thomas Le & Julia Chou Ten Ent	Thomas Le & Julia Chou
Lynx Consulting Group Inc	Lynx Consulting Group Inc
M Cordero Jr. & E Cordero Ttee Cordero Family Revocable Trust U/A Dtd 06/13/1997	M Cordero Jr. & E Cordero
MCT Engineers Inc	MCT Engineers Inc
Mercantile Discount Bank Ltd Trust Acct For Customers Central Securities Office	Mercantile Discount Bank Ltd Trust Acct For Customers Central Securities Office
Mr Robert G Hanzelin Jr Ttee Robert G Hanzelin Jr Trust U/A 3/3/93	Mr Robert G Hanzelin Jr
Nexus Investor Relations LLC	Nexus Investor Relations LLC
NFS/FMTC IRA FBO Karin Elise Bering	Karin Elise Bering
Han N Nguyen & Noi T Nguyenjt Ten	Han N Nguyen & Noi T Nguyen
OTC Pink - Inventory Attn: Bobby Harrington	OTC Pink - Inventory Attn: Bobby Harrington
Pentony Enterprises LLC	Pentony Enterprises LLC
Donna Perra Cust For Jackelyn Rae Perra Ucautma	Donna Perra
San Francisco Renaissance Painting Co Inc	San Francisco Renaissance Painting Co Inc
Scottrade Inc Tr FBO Steve Perecko Rollover IRA	Steve Perecko
June C Tai IRA Rollover Td Bank USA Na Custodian	June C Tai
Steven Randall Titus Charles Schwab & Co Inc Cust IRA Contributory	Steven Randall Titus
Steven Randall Titus Charles Schwab & Co Inc Oust Roth Contributory IRA	Steven Randall Titus
Steven Randall Titus & Donna Perra Jt Ten	Steven Randall Titus
Steven Randall Titus Cust For Kyle Alexander Perra Ucautma Until Age 25	Steven Randall Titus
Vanguard Equity Research Corporation	Vanguard Equity Research Corporation
Why Buy Dinar LLC	Why Buy Dinar LLC

2. Person	Relationship to Company/Affiliate
Amy Munz	Daughter of Marian Munz
Ioana Munz	Mother of Marian Munz
Tunde Munz	Wife of Marian Munz

Plan of Distribution

DBI, through its transfer agent, will distribute all of its shares to the April 20 Shareholders in the amounts listed above upon the effectiveness of this registration statement.

We are bearing all costs relating to the registration of the common stock. DBI, however, will pay any commissions or other fees payable to any parties in connection with the distribution of the common stock.

Following the distribution, the April 20 Shareholders may sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

▪	On such public markets as the common stock may from time to time be trading,
▪	In privately negotiated transactions,
▪	Through the writing of options on the common stock,
▪	In short sales, or
▪	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.069 per share for nine months after our registration statement is declared effective.  In the event the shares of our common stock are traded on the OTCBB or other such exchange prior to the nine-month period, the shares will continue to be sold at the fixed price of $0.069 per share.  Although we intend to apply to have our common stock traded on the OTCBB, a public market for our common stock may never materialize.

Our offering price was based on the book value of our company.  Upon effectiveness of this registration statement, the April 20 Shareholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer, participating in such transactions as agent, may receive a commission from either the selling security holder or, if they act as agent for the purchaser of such common stock, from the purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.  The maximum commission or discount to be received by any member of the FINRA or independent broker-dealer will not be greater than eight percent (8%) for the sale of any securities being registered.

We can provide no assurance that all or any of the common stock offered will be sold by the April 20 Shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The April 20 Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The April 20 Shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The April 20 Shareholders are deemed underwriters as defined in the 1933 Securities Act, as amended , and any broker-dealers who execute sales for the selling security holders are "underwriters" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the April 20 Shareholders sell their common stock, they must comply with applicable law and may, among other things, be required:

▪	Not to engage in any stabilization activities in connection with our common stock;
▪	Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
▪	Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The April 20 Shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by these holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the April 20 Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the April 20 Shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The April 20 Shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

Legal Proceedings

With the exception of the following, we are not a party to any pending legal proceedings. At June 30, 2007, the State of California Employment Development Department was engaged in an audit of our personnel records. The Employment Development Department has made an assessment that we owe $29,228.72 in payroll taxes. We believe that the assessment is not correct and have filed petitions to appeal the assessment. Pursuant to the terms of the Merger, responsibility for this liability, if any, belongs to us and our management prior to the Merger, and will remain with us following the spinoff.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Position	Age	Commencement Date
Marian Munz	President Chief Executive Officer Sole Director	51	10-16-2006
William White	Chief Financial Officer	66	10-16-2006

Mr. Marian Munz is our Chief Executive Officer, President and sole Director. Mr. Munz held these positions with our parent company from our inception on January 22, 1999, until the date of the Merger, and has held these positions with us since our inception on October 16, 2006. Mr. Munz also serves as a consultant to MSI. Since March of 1997, Mr. Munz has also been the president of Strategic Information Technology Int’l., Inc. (“SITI”), a California company that developed software for internet based applications and provided information technology consulting services to companies such as Sun Microsystems, Apple Computer, SBC Communications and others. Mr. Munz owns 100% of SITI. However, Mr. Munz does not currently devote any of his time to the management and administration of SITI. The original Media Sentiment technology that we utilize in our business was acquired from SITI in exchange for common stock. The technology was transferred from DBI to us upon our formation. There is no current affiliation between SITI and MSI. Mr. Munz holds an M.S. in Information Systems from Golden Gate University in San Francisco.  Mr. Munz has served as a director of California News Tech.

Mr. William L. White was appointed to act as our parent company’s Chief Financial Officer on March 18, 2006, and has served as our CFO since our inception on October 16, Mr. White is a certified public accountant by the state of California. Mr. White has served as the Chief Financial Officer for Game Link, Inc., a San Francisco-based privately held internet retailer from August of 2001 until his appointment as CFO. His responsibilities included finance, accounting and human resources. Mr. White holds a Bachelor’s degree in Industrial Engineering and a Master’s degree in Business Administration, both from Stanford University, awarded in 1964 and 1968 respectively.
Mr. White has not served as a director of any public companies.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not have any employees other than our executive officers, Marian Munz and William White.  Both Marian Munz and William White devote non-paid time outside of the independent contracting parameters, with regards to their officer positions. There is no current employment agreement between the company and either Marian Munz or William White.  These persons provide the following services to the company pursuant to the independent contractor agreements: Marian Munz: Project Management & Business Analysis with regards to the development of company’s products and technology infrastructure; and, William White provides financial planning, asset valuation, bookings and record keeping, controls, audits, securities bookings and management.  As CEO and President, Mr. Munz implements the strategic goals and objectives of the Company, works with the Board of Directors regarding the Company’s philosophy, mission, and its annual goals and objectives.  He overseas human resources, community and public relations, marketing of products, and is the liaison with professionals providing services to the Company.  As CFO, Mr. White directs the Company’s financial goals, objectives, and budgets.  He supports the Company’s capital-raising strategies to support the company’s expansion.  Mr. Munz and Mr. White devote less than full-time to their duties as corporate officers; the amount of time varies week-by-week depending upon the needs of the company.  Any and all payments made to Mr. Munz and Mr. White have been for their services as independent contractors under their Independent Contractor Agreements.

The duties of Messrs Munz and White in connection with their official capacities and contractual duties may appear to overlap but the independent contractor duties are operational in nature as opposed to the officer duties, which are managerial and fiduciary in nature.  The company has agreed to compensate Messrs Munz and White for their independent contractor duties.  The company does not pay Messrs. Munz and White for serving in their officer capacities.  The distinction is subtle but exists.  For instance, Mr. White’s officer activities are principally related to reporting compliance and are separate and apart from the operational duties of maintaining the books. Mr. Munz fiduciary responsibilities to lead the company as its CEO are separate and apart from the implementation of the company’s business goals.  In other words, payment is for duties related to contractor activities that involve actually performing the work and not the direction, control and oversight at the corporate level – which are officer duties to which the company does not compensate Messrs Munz and White.

We conduct all of our business through arrangements with independent contractors, contracting with other companies, outside consultants, and service providers for technical, accounting and legal services. Our software development has thus far been accomplished by contracting with offshore firms in Romania, India, and the Ukraine for programming services.

Mr. Eric Conway (age 25) is a contract consultant and is acting as our Director of Business Development. Mr. Conway joined our company in July 2005 as part of the marketing team and has worked on the co-marketing strategic partnership programs. Before joining us in 2005, Mr. Conway was with National Able Network, a non-profit recruitment agency, where he helped organize our public relations activities. The University of Vermont awarded Mr. Conway a Bachelor of Science degree in business administration with a concentration in marketing in May 2005. Mr. Conway has not served as a director of any public companies.  Mr. Conway’s services were used on a monthly basis and are paid for on a monthly basis.  To date, we have paid Mr. Conway a total of $61,300 for his services.  Mr. Conway and the Company terminated the realtionship effective February 28, 2008.

Mr. Iulian Sirbu (age 32) is a contract consultant and is acting remotely as our Software Development Manager out of Bucharest, Romania. Mr. Sirbu has held this position since October 2005 and has been with the company since 1998. His experience spreads from stand-alone development (VisualBasic, Visual C++) through web development (Java, PHP, Perl, HTML) together with database background (MSSQL, Mysql, Oracle).  Mr. Sirbu holds a Bachelor of Science degree in Economics and Information Technology from Bucharest Academy of Economic Studies, Romania.  Mr. Sirbu has not served as a director of any public companies.  Mr. Sirbu provides services on a project by project basis, as per terms of the independent contractor agreement.  To date, we have paid Mr. Sirbu a total of $24,950 for his services.

The Company also hires software development consulting services from Mr. Dmitry Polyakov (age 23) who works remotely from Kharkov, Ukraine and systems management consulting services from Mr. George Serban (age 34) who works remotely from Bucharest, Romania.  The Company and Mr. Polyakov have entered into a new agreement effective March 13, 2008. The main compensation terms are as follows:

3. Terms of rendering services

3.1. The Contractor renders the services stipulated by item 1.1. of the Contract using the internet computer network.
3.2. The sort, amount, and nature of rendered services are defined by the Company by processing the Purchase or Work Orders, which are the essential part of the Contract, and transferring them to the Contractor before the beginning of each project.

4. Payment terms
4.1. The Contractor will issue invoices for his/her services on monthly basis.
4.2. The Company makes payments within 5 days after receiving invoice.
4.3. The Company pays all bank commissions related to sending the payments; The Contractor pays all bank commissions related to receiving the payments, if any.

5. Expenses
5.1. No travel, living, training, entertainment or other costs will be billed by or paid to the Contractor unless otherwise agreed.
5.2. The Contractor shall provide his/her own tools, equipment or other materials.

6. Terms of receiving and delivering rendered services
6.1. The Contractor provides the Company with the report on the work done for the past period including the time spent and services rendered.
6.2. On the basis of the provided report the Contractor and the Company agree on the work completed which entitles the Contractor to issue the invoice.
6.3 The Contractor provides the Company with the complete source and object code of the projects listed in the invoice, within five days after the Company approves invoice.

Mr. Polyakov has a B.S. in Physics from University of Kharkov and has been providing software development consulting services for the past 3 years. Mr. Polyakov has not served as a director of any public companies.  To date, we have paid Mr. Polyakov a total of $29,665 for his services

Mr. Serban has  a B.S. in Engineering; for the past five years he has provided consulting for system administration services to California News Tech and has worked with companies in the mobile phone market in Romania such as MobiFon S.A. and Vodafone Romania. Mr. Serban has not served as a director of any public companies.  To date, we have paid Mr. Serban a total of $7,750 for his services

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To  the best of our knowledge, during the past five years, none of the following  occurred with  respect to a present director,  person nominated to become director, executive officer, or  control person:  (1)  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at  the  time  of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal  proceeding  or  being subject to a pending criminal proceeding (excluding  traffic  violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or  vacated, of  any court  of  competent  jurisdiction,  permanently  or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in  any  type of business, securities or banking activities; and (4) being found by  a  court  of  competent  jurisdiction  (in  a  civil action), the SEC or the Commodities  Futures  Trading  Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of October 15, 2007 by (1) all persons who are beneficial owners of 5% or more of its voting securities stock, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on shares of Common Stock issued and outstanding or issuable as October 15, 2007. Unless otherwise indicated, the addresses for all of the individuals listed in the table below are c/o Media Sentiment, Inc., 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Current Executive Officers & Directors:
Common	Marian Munz	14,800,000 Shares(1)	80.25% (2)
Common	William White	0 Shares	0%
Total of All Current Directors and Officer:		14,800,000 Shares	80.25%

More than 5% Beneficial Owners
Common	Debut Broadcasting Corporation, Inc. 1209 - 16th Avenue South, Suite 200 Nashville, TN 37212	3,640,650	19.75%

(1)	Includes unissued shares available upon conversion of existing notes held by the officer and his spouse (see Exhibits 10.1 and 10.2).
(2)	Based on a denominator of 18,440,650 which includes unissued shares available upon conversion of existing notes held by the officer and his spouse.

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as we expect it to be immediately following the distribution of shares by (1) all persons who are beneficial owners of 5% or more of its voting securities stock, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented as described in the foregoing table.

Except as otherwise indicated, all Shares are expected to be owned directly and the percentage shown is based on Shares of Common Stock, which we expect to be issued and outstanding immediately following the distribution of shares, but not including shares which are issuable based on conversion of our promissory notes. Unless otherwise indicated, the addresses for all of the individuals listed in the table below are c/o Media Sentiment, Inc., 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Current Executive Officers & Directors:
Common	Marian Munz	15,468,670 Shares (1)	83.88% (2)
Common	William White	0 Shares	0%
Total of All Current Directors and Officer:		15,468,670 Shares	83.88%

More than 5% Beneficial Owners
Common	Marian Munz	668,670 Shares	0%
Common	Estate for Gary Robert Schell (3) 2603 West 8th Ave West Vancouver, BC Canada V6R 1Y9	500,000 Shares	13.73%
Common	Howard F. Fine & Carol M Fine, Trustees of the Fine 1988 33 Jordan Avenue San Francisco, CA 94118	600,000 Shares	16.48%

(1)	Includes unissued shares available upon conversion of existing notes held by the officer and his spouse (see Exhibits 10.1 and 10.2).
(2)	Based on a denominator of 18,440,650 which includes unissued shares available upon conversion of existing notes held by the officer and his spouse.
(3)	The officers of the company do not have access to information identifying the beneficial owner of the Estate of Gary Rober Schell, but we believe that it may be his widow.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of October 15, 2007, there were 3,640,650 shares of our common stock issued and outstanding, held by one (1) stockholder of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Corp, 500 E. Warm Springs Rd., Suite 240, Las Vegas, Nevada 89119.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada; have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark, LLP., our independent legal counsel, has provided an opinion on the validity of our common stock.

Jewell & Langsdale, Independent Registered Public Accounting Firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Jewell & Langsdale, Independent Registered Public Accounting Firm, has presented their report with respect to our audited financial statements. The report of Jewell & Langsdale, Independent Registered Public Accounting Firm, is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

Our parent corporation, DBI, was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001, it changed its name to California News Tech, and in November 2001 it shifted its business plan to focus on providing online access to news media analysis for a subscription fee. On October 31, 2006, this business operation and its assets were transferred to us as a wholly owned subsidiary under the name Media Sentiment, Inc.

On May 17, 2007, our parent corporation completed a reverse merger with Debut whereby it succeeded to the business of Debut and it changed its name to Debut Broadcasting Corporation, Inc. The intent of the merger was to create value for the shareholders of both companies. Our company received the proceeds of a debenture, the conversion of which was conditional upon the consummation of a merger such as the one which occurred with Debut. DBI signed a $100,000 debenture with JWA Ventures. The proceeds went to MSI but the debenture obligations remained with DBI.  The shareholders of Debut gained liquidity in the public markets that would grant their company access to opportunities in the public markets to finance their expected growth. In anticipation of this merger, our business operations were placed in Media Sentiment, a wholly owned subsidiary of Debut, to be spun off as soon as practicable.   The pre-Merger shareholders of Debut as of April 20, 2007 will be the sole shareholders of Media Sentiment, Inc. after it is spun off.  This prospectus and registration statement is filed for the purpose of completing that distribution to the April 20 Shareholders.   April 20, 2007 was chosen as the record date during the negotiations leading up to the merger, so that those shareholders who pre-dated the commencement of negotiations would remain as shareholders following the spinoff. As part of the merger agreements, the parent company set aside into an escrow account the total of 3,640,650 outstanding shares. Contractually, only the pre-merger shareholders of record on April 20, 2007 will to receive these shares as soon as the shares are registered for distribution.

Our principal offices are located at 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA. Our phone number is (415) 295-1695.

Description of Business

Overview

We own and operate an online news media analysis research service. The service is called MediaSentiment™ and quantifies qualitative press coverage, or what we refer to as Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment in order to make more informed decisions related to it. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral.

We had a net loss of $40,788 during the three months ended March 31, 2008.  As of March 31, 2008, we had $45,390 in current assets, and current liabilities in the amount of $328,584.  Accordingly, we had a working capital deficit of $283,194 as of March 31, 2008. We have recorded losses from our business operations since our inception, including the period prior to the transfer of business operations from our parent company. In general, we need to increase sales and make debt and/or equity financing arrangements in order to fund operations in the future.

Our Business

We believe that there have been dramatic qualitative and quantitative changes in media reporting over the last decade, driven in part by the Internet. Persons interested in media reports now have a variety of options and vast stores of information to negotiate. For frequent users of media reports, such as active stock market traders, the processing and assimilation of data has become much more complex. Also, with the advent of online trading and Electronic Communication Networks (ECN) that enable trading directly, the speed at which investors and traders may need to make decisions has increased dramatically as well.

Our business model relies on our capability to give customers near real-time measurement and trend analysis of the media sentiment regarding the public companies they may wish to track. Customers are interested in media sentiment because they believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the general economy and particular companies. We create our research product, MediaSentiment™, by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. Our computer systems are comprised of equipment we have purchased in addition to equipment that we lease from our internet service providers, Speakeasy, Inc. and Godaddy.com, Inc. We use proprietary Internet search engine technology that is focused on searching strictly news and publicly traded corporate websites. We do not pay to access any news sites; our searches are restricted to information available for free to the public. Our computer systems analyze the news reports published on the Internet using our proprietary software to measure the sentiment. Our MediaSentiment™ trend system measures sentiment by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports and then calculate the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, which we access and prepare should they wish to review any of the media reports that underlie our graphs. Because we do not access any fee-charging media sources, neither we nor our customers have any additional costs associated with accessing the source reports.

HeadsUp, another feature of our MediaSentiment™ research product, attempts to forecast the effects of the media sentiment resulting from the earnings release reports of publicly traded companies on the company’s stock price on the trading day following the reports. HeadsUp presents users with an easy to use graphical interface, displaying thumbs up and thumbs down assessments of the media sentiment. These assessments are strictly an analysis of the cumulative media sentiment of earnings releases of the publicly traded companies and are not buy or sell recommendations for the specific stocks. They are meant to help users make a faster and better buy or sell decision by providing information in real time manner. These thumbs up and thumbs down recommendations are generated automatically by our computer systems.

We have developed a new product named MediaSentiment Pro which adds two additional features to complement the HeadsUp feature found in MediaSentiment™:

1.
MediaSentiment UpperHand™ performs a correlation analysis automatically with two selected technical indicators that indicate buy/sell market pressures and presents to users the stock symbols of companies who meet the selected criteria.

2.	MediaSentiment BigMovers™ performs a correlation analysis automatically between Wall Street’s analysts’ estimates versus the actual earnings per shares that selected companies report.

MediaSentiment Pro is a unique product which enables traders and investors to rapidly receive an estimate of the impact of the sentiment regarding the earnings press release, combined with buy/sell market pressures as determined by selected technical analysis indicators. All this is done in near real-time and presented in a proprietary, easy to use and understand graphical user interface, which literally gives users a thumbs up or thumbs down on selected stocks:

HeadsUp symbols are indicated by one thumb up or one thumb down
UpperHand symbols are indicated by two thumbs up or two thumbs down
BigMovers symbols are indicated by three thumbs up or three thumbs down

We have also developed a product MediaSentiment for MetaStock that integrates Media Sentiment indicators into a traditional technical analysis platform through a partnership with MetaStock, a Reuters product. This new product enables users to see historical charts of the correlations of media sentiment indicators with stock price, trading volume, and other technical analysis indicators. It also enables users to receive aHeadsUp and UpperHand signals on the charts in near real-time. We have signed distribution and marketing agreements with Equis International, a division of Reuters and the makers of MetaStock. Under the terms of the Marketing Agreement (Exhibit 10.5), we are granted the right to market the MetaStock products and receive royalties based on sales volume. Under the terms of the Distribution Agreement (Exhibit 10.6), Equis International is granted the right to market our products and receive commissions for its sales.

Based on our research, we believe that the quantifying of Media Sentiment® and integrating that quantification into a traditional technical analysis is a new and innovative idea which has the potential to increase the capabilities of technical analysts who currently rely heavily on stock price and volume as indicators

Another component of our MediaSentiment™ system is the newsletter, E-motions. We developed the newsletter to explore case studies highlighting the relationship between big price moves in MediaSentiment™ featured stocks, news coverage, and investor sentiment.

We have also developed the first beta version of a new product that was code-named Distiz.com. This product is designed to help to distribute and monetize internet content. We started the beta testing of Distiz.com by distributing a version of the MediaSentiment Pro product and are actively looking to identify partner web sites that would sign an agreement with us. So far we have two testing partners InvestorIdeas.com and TradeWallStreet.com. We signed a content syndication  agreement with InvestorIdeas.com. Distiz.com enables us to distribute to other web sites a version of the MediaSentiment Pro product in such a way that we can share advertising space with our partner web sites. We are testing the possibility of creating advertising space by developing a network of partner sites that would agree to use Distiz.com and the of the ad-supported version of MediaSentiment Pro product Beta versions of products are trial versions that are distributed to a limited number of users who provide feedback to developers of the product regarding the effectiveness and usability of the product, including errors they might discover. After a beta trial period, developers and programmers address all the issues raised by users of the beta version of the product in finalizing the product for commercial sale and distribution. Distributing beta versions allows developers a greater sense of security in the quality of their final product.

On October 10, 2007 we have signed Application Programming Interface (API) development and marketing agreements with optionsXpress, Inc.  These agreements allow us to use optionsXpress, Inc.’s API technology. This API technology was developed by optionsXpress, Inc. We developed the implementation of this API module into MediaSentiment Pro platform. We believe that optionsXpress, Inc. users may be able to benefit from the information that MediaSentiment Pro provides. The marketing agreement allowed us to receive a royalty-free, worldwide right to use, display, copy, and reproduce the optionsXpress, Inc.  and Xpresstrade, LLC trademarks solely in connection with promotion of optionsXpress, Inc. and Xpresstrade, LLC on the Media Sentiment, Inc.  website and pursuant to the terms of the Agreement attached herein. Both parties agreed to work in good faith to provide educational information through online seminars or other means, the content of which shall be subject to the prior review and written approval of a principal of optionsXpress.

On November 6, 2007 we have signed Application Programming Interface (API) development and marketing agreements with T2 API Technologies, LLC, a Delaware limited liability company, affiliate of TD AMERITRADE, Inc. The API agreement allows us to use real time financial data from TD AMERITRADE, Inc. to integrate with MediaSentiment Pro products. This API technology was developed by T2 API Technologies, LLC. We developed the implementation of this API module into MediaSentiment Pro platform. We believe that TD AMERITRADE, Inc. users may be able to benefit from the information that MediaSentiment Pro provides. The marketing agreement allows us to receive a royalty-free, worldwide right to use, display, copy, and reproduce the TD Ameritrade, Inc.  trademarks solely in connection with promotion of TD Ameritrade, Inc. on the Media Sentiment, Inc.  website and pursuant to the terms of the Agreement attached herein. Both parties agreed to work in good faith to advertising and market the integrated product, including advertising on both companies’ websites of the content which shall be subject to the prior review and written approval of a principal of TD Ameritrade, Inc.

On January 30, 2008, we have signed a Syndication License Agreement with InvestorIdeas.com. The agreement allows us to distribute to the InvestorIdeas.com network of web sites a version of the MediaSentiment Pro product in such a way that we can share advertising space with our partner web sites. We are creating advertising space by developing a network of partner sites that agree to use Distiz.com and the ad-supported version of MediaSentiment  The terms of the agreement state that:

Ad Space share. InvestorIdeas.com will implement the ad-supported version of MediaSentiment via the code provided by MSI either via Distiz.com, MSI’s content distribution and monetization system, or other code provided by MSI. InvestorIdeas.com and MSI agree to share the ad space resulting in the Media Sentiment iframe code. The ad space will be managed by distiz.com. Distiz.com will rotate the ad space randomly and will allow the management of multiple ad networks. Vendor and InvestorIdeas.com will be free to use their own ad networks and to individually sell their own share of the resulting ad inventory.    Term and Termination.  This Agreement is for 12 months from the date it is signed by both parties and may be terminated by either party without cause and without liability for any such termination on thirty (30) days prior written notice.  In the event of breach of any of the terms or representations or warranties of this Agreement, this Agreement may be terminated by the non-breaching party immediately.   Upon termination Distributor shall immediately terminate any and all distribution of Content Services.  Any sub-licenses granted to Permitted Sub-Licensees shall terminate on or before termination of this Agreement. This agreement will renew automatically, unless terminated by either party.

Strategy

Our strategy is to further develop the first MediaSentiment™ system to offer more powerful search capabilities and cover more news sources and public companies. We are currently in discussions with several web-development and programming companies to determine which company is best suited to expand our software to encompass a wider range of news sources and public companies. We are currently scanning news sources for public companies trading on NYSE and NASDAQ.   According to our internal reports, for the year ending December 31, 2007 the company has given media sentiment for: 2,401 HeadsUp sentiment measurements, 3,179 UpperHand sentiment measurements and 323 BigMovers sentiment measurements.   Each sentiment measurement represents a single company.  We anticipate that in the future, a single company may receive multiple sentiment measurements or more than one product component.  We anticipate that future versions of MediaSentiment™ will increase the number of news sources which will be interrogated by our search engine, seek to implement more user-friendly tools to enhance the performance of the product, and improve and further develop the trend graphs.

We also anticipate that we will develop eSibyl.com into an easy-to-use, easy-to-customize, issue-oriented search product to media outlets the information that is critical to them in near real time, and market the product as such. By making the eSibyl results very easy to distribute anywhere on the web, users can read the critical content they need wherever they are located. We also anticipate developing eSibyl to function in multiple languages, which will enable us to expand usage globally very quickly.

Our existing business plan entails continuing to market these products through strategic partnerships, direct marketing, and advertising to online traders/investors. Our initial target market for our products is the financial users’ community and, more specifically, online investors. We believe that the online investor relies on the Internet as a primary news provider for research and investment decision making processes and that these investors are unable to independently analyze the sheer volume of information available through the Internet. In addition to our existing marketing partnership with Equis International, we intend to reach online investors by purchasing email lists from email brokers and sending direct marketing emails to online investors; and by purchasing online advertising on search engines and other relevant web sites.

The field of sentiment analysis has evolved in recent years as more individuals and institutions have begun to recognize the potential impact of this new technology. New studies have indicated the merits of the sentiment analysis of the news media in general, and earnings press releases in particular, for the investment market segment. In January of 2006, the Federal Reserve Bank of St. Louis published a research paper titled Beyond the Numbers: An Analysis of Optimistic and Pessimistic Language in Earnings Press Releases. Among other things, the report concludes: “We find a significant market response to the levels and unexpected amounts of optimistic and pessimistic language in earnings press releases after controlling for other factors known to influence the market response to the announcement of earnings per se. These results suggest that market participants consider at least some portion of optimistic and pessimistic language usage in earnings press releases to be credible.”

Since we began developing our technology, other firms have seen the potential need in the marketplace for technologies capable of contributing to investment/trading decisions through sentiment analysis. While these firms have developed and may develop technology and software that function in a similar fashion to ours, we are differentiated in the marketplace by having Media Sentiment our registered trademark and our patent-pending technology.

We see the increased attention to this field as a strong indicator of market potential. We welcome the expansion of this new sector, and we believe that our technology is well-differentiated and has a unique target market.

Following are the significant players in this new field of sentiment analysis:

•  Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Progress Software released Apama Event Store in 2006. Their market focus is on corporations, such as investment banks and hedge funds. Progress Software markets Apama EventStore as a real-time event data store and replay facility that enables the back testing of algorithmic trading strategies on historical data.

•  Corpora Software is a trading company of Corpora plc. Corpora plc is a UK public company. Corpora Software released a product called Sentiment, which purports to use natural language processing to read news articles and to determine if coverage is positive, negative or neutral. This product seems to focus on the Public Relations industry and not on the financial sector. However, from their general description, it seems that the product could be adapted to read and analyze the sentiment resulting from financial news articles.

•  ComMetric Ltd., a UK company, provides Qualitative Media Analysis and Influencer Network Analysis. They plan to bring products to market in 2007, including CommEq which isolates, explains, and predicts the impact of media coverage on financial assets. CommEq wants to apply numerical approaches to correlate media output, corporate reputation, and financial prices.

•  Reuters revealed in 2006 it that it had produced a system that allowed computers to read news stories and then to trade on the back of them. Reuters started to provide black box trading systems to hedge funds based on algorithms that could read and interpret words in news articles as part of the decision making process.

•  Monitor110 develops products to enable Institutional Investors to access, analyze, and monetize Internet information. The beta version of the company’s technology is based on a conceptual or semantic search rather than keyword search. The conceptual search results are prioritized relative to key events in industry news. Monitor110 is currently focused on hedge funds.

Property and Equipment

Our principal offices are located at 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA.

We utilize computer equipment, which we purchased for $10,511, to run our proprietary software, search the internet for media sentiment indicators, analyze search results, and provide results to our clients. We also lease additional computers as well as internet bandwidth from our internet service provider to operate our business.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Research and Development
We have conducted all of our research and development activities thus far through independent contractors and anticipate continuing our current efforts in market research and development in like fashion. As part of this process, we will continuously survey the online investor community to gain an understanding of investors’ likes and dislikes. Based upon this feedback, we will likely consider the merits of offering additional products and services.

Our contracts with the independent contractors specify that they provide “work for hire” and contain restrictions with regards to confidential information and services to our competitors, if any.  The agreements provide that all information (pertaining to any of Company's inventions, designs, tools, equipment, unpublished written materials, plans, processes, costs, methods, systems, improvements, or other private or confidential materials) which is obtained by Contractor in the performance of Contractor's work and which is not publicly disclosed by Company shall be considered as confidential and proprietary to Company.  The terms of Contractor's assignment including the Contractor's compensation and the assignment terms of other Company's employees and the scope of Contractor's work shall be considered confidential.   The agreements provide further that, Contractor shall not at any time during or after such employment, disclose such information nor the nature of the service which Contractor renders to Company, except to authorized representative of Company.  During the term of this Agreement and any renewals thereof, and for twelve (12) months after the expiration of the initial and renewal periods, Contractors agree that neither it nor any of its personnel will provide or attempt to provide, directly or indirectly, any services to any competitor of the Company.

The individuals disclosed under “Significant Employees” in the section titled “Directors, Executive Officers, Promoters and Control Persons” are the independent contractors currently providing us with our research and development

Patents and Trademarks

We own the software that we use to create MediaSentiment™. The rights and ownership of the software were acquired at formation in 1999 through the issuance of stock to Strategic Information Technology International, Inc.

We filed a U.S. Provisional Patent Application on August 8, 2003 with the United States Patent and Trademark Office for our software. This application was assigned Serial No. 60/493,869. A provisional patent application is a short version of a patent application which is used to establish an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The failure to do so will result in the provisional patent application becoming useless. We failed to file for the regular patent application prior to August 8, 2004. On September 29, 2004, we submitted another Provisional Patent Application with the United States Patent and Trademark Office for our software. The U.S. Provisional Patent Application Serial No. is 60/599,922. On August 9, 2005, we filed the full patent application for our technology as “Method and Apparatus to Forecast Effects of Media Sentiment, application serial number 11/200,398.”

Until a decision is made regarding the award of the patent, we make use of the words “Patent Pending,” when discussing our technology. “Patent pending” means that someone has filed for a patent on an invention and is waiting to see if the patent is granted. Once the patent issues, the patent owner will stop using the phrase "patent pending" and start using a phrase such as "covered by U.S. Patent Number XXXXXXX." Inventors often mark their devices "patent pending" to deter competitors from copying the idea while the patent is under review.

During the “patent pending” period, the inventor has no rights - only the hope of future rights, which don’t commence until the patent is issued and then are effective retroaction to the date of filing. The company uses the words “patent pending” in order to warn potential copiers that if they copy the product, they may have to stop later if and when the patent issues. The patent pending period usually lasts from one to three years.

Also, in July 2006 we announced that we had received registered status by the United States Patent and Trademark Office (USPTO) for the name Media Sentiment®.

We have registered the domain names: www.MediaSentiment.com, www.aHeadsUp.com, www.anUpperHand.com, www.PublicMemory.com, www.CaliforniaNewsTech.com, www.theBigMovers.com, www.eSibyl.com and www.eSibyl.com .

Over the next twelve months we anticipate that we will seek federally registered trademarks for more of our intellectual property, including the logos associated with MediaSentiment™ and the names and logos associated with HeadsUp and Upper Hand, the thumbs up and thumbs down symbols, and the user interface for HeadsUp, but we have not done so at this time.

We have registered with the Copyright Office, the copyrights for the caption work “Stock Performance vs Sentiment - Cisco,” which is a chart plotting the stock performance along with the media sentiment at various stock performance values. The registration form TX, TX 6-159-328 was declared effective as of July 28, 2004.

All of the intellectual property, which we have acquired related to our business, was transferred to us from our parent company prior to the Merger.  Any intellectual property developed by our independent contractors is our property.  The independent contractor agreements provide that the work is “work for hire.”

Management’s Discussion and Analysis

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This discussion and analysis of our financial condition and results of operations includes “forward-looking” statements that reflect our current views with respect to future events and financial performance. We use words such as we “expect,” “anticipate,” “believe,” and “intend” and similar expressions to identify forward-looking statements. You should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events and you should not rely unduly on these forward looking statements. We will not necessarily update the information in this discussion if any forward-looking statement later turns out to be inaccurate.

You should read the following discussion in conjunction with our financial statements and related notes included elsewhere in this filing. Our fiscal year currently ends on December 31, and each of our fiscal quarters ends on the final day of a calendar quarter (each March 31, June 30 and September 30). The following discussion contains forward-looking statements. Please see Forward-Looking Statements for a discussion of uncertainties, risks and assumptions associated with these statements

Overview

Our parent corporation, DBI, was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001, it changed its name to California News Tech, and in November 2001 it shifted its business plan to focus on providing online access to news media analysis for a subscription fee. On October 31, 2006, this business operation and the related assets were transferred to us as a wholly owned subsidiary under the name Media Sentiment, Inc.

For business discussion purposes, we compare the business results of California News Tech with the business results of MSI.

Products and Services

Media Sentiment®

More and more people are trading stocks by using online brokerage accounts. These investors and traders have the ability to press on a submit button and execute trades within seconds. Also, these online investors and traders have access to real time news coming directly from the publicly traded companies the moment they report their material events. We believe that there is a need for online management tools capable of processing the news and information at these online speeds.

We have created the Media Sentiment® Pro package by bundling Heads Up™, Upper Hand™ and Big Movers™.We believe that MediaSentiment Pro is a unique product which adds value to the online financial information market.

We use external data providers for the data necessary to produce the Upper Hand™ and Big Movers™ signals. We use the data from Reuters MetaStock and QuoteCenter platforms for the algorithms used to determine the Upper Hand™ signals. We use data from Knobias, Inc. for the algorithms used to determine the BigMovers™ signals.

We have been successful at introducing our tools to early adopters via direct marketing activities. We have not had the necessary capital so far to market our new products in such a way that would allow us to gain sufficient market share to bring the company to profitability.

Our intent is to bring the company to profitability during the following twelve months through additional financing of the marketing and sales activities. We will need to finance the marketing and sales activities through a combination of sales, strategic partnerships and external financing. External financing sources might include additional lines of credit or additional investments in the company.  We will also continue to market the products directly to our target market via online or offline direct marketing activities.

We generate recurring revenues from direct subscriptions to the MediaSentiment Pro product and from the MetaStock add-on product. MSI is currently conducting very limited marketing and sales operations. The majority of the sales of MediaSentiment Pro subscriptions at this time are sales of the add-on product. Currently, MSI has no new significant marketing campaigns for its product based on the financial condition of the company. If we are able to obtain necessary financing we may be able to enter into a new marketing and distribution arrangements and may be able to develop new advertising and direct marketing campaigns. However, no such assurance can be given that we will be able to obtain financing or enter into any new contracts.

Based on the operational developments described above and the lack of financing, management is currently evaluating our business. We will not be able to continue in the business of selling Media Sentiment® until we obtain financing. If we are unable to obtain financing, we will be forced to continue other business opportunities. The management believes that it could continue a significantly lower level of operations for up to 12 months. These minimal operations would be financed either by lines of credit obtained from commercial banks or from Marian Munz, our president or his family.

Raising $1 million in equity financing would give us adequate financing for 12 months and would allow us to create a full time team and start significant marketing activities.  We estimate that the use of the $1 million in equity financing would be: 45% Marketing & Sales, 40% General and Administrative and 15% Research and Development.

Critical Accounting Policies

We have included a discussion regarding our Critical Accounting Policies below, placing particular emphasis on those areas where significant levels of judgment are required and where judgments and uncertainties affecting the application of the policies and selection of estimates could result in materially different amounts being reported under different conditions or using different assumptions.

Revenue Recognition

We recognize net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Deferred Revenue

Deferred revenue is customer deposits for unearned subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized. Capitalization of costs ceases when the product is available for general release to customers. Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

Results of Operations for the Three Months Ended March 31, 2008 and 2007

For the quarter ended March 31, 2008, we had revenue of $2,867 compared to revenue in the amount of $6,012 for the quarter ended March 31, 2007. The $3,145 decrease represented a 52% decrease in revenue, primarily attributable to the overall decrease in marketing and sales activities and the discontinuation of marketing and sales activities for our mailing and e-mailing distribution lists, barter and product licensing activities.   The past revenues resulting from marketing and sales of our mailing and e-mailing distribution list were essentially reducing the overall costs of the marketing and sales activities of our MediaSentiment™ product.  The company decided to discontinue those activities in order to focus its remaining resources on improving and updating the main products.  The decrease in revenues for this time period were due also to a change in the product pricing structure, from a $99.95 annual subscription fee for HeadsUp only to $49.95 per month or $480 per year in subscriptions fees for MediaSentiment Pro, with a 30 day free trial.  Discontinuance of the marketing and sales activities for our mailing and e-mailing distribution list eliminated that source of revenue for the company.  The company will be reliant on revenue from the sentiment products alone.

Of the $2,867 we earned in revenue during the quarter ended March 31, 2008, all is attributable to sales of our research product, MediaSentiment™ while $4,289 of the $6,012 we earned in revenue during the first quarter of the prior year is attributable to sales of our research product, MediaSentiment™, with the balances attributable to rental fees for the use of our mailing and e-mailing distribution lists.

Our operating expenses decreased $57,654, or 60% from $96,292 for the quarter ended March 31, 2007, to $38,638 for the quarter ended March 31, 2008. Our expenses for the quarter ended March 31, 2007 consisted of selling and marketing costs of $10,635, operating and administrative expenses of $68,857, and depreciation and amortization expense in the amount of $16,800.  Our expenses for the quarter ended March 31, 2008 consisted of selling and marketing costs of $111, operating and administrative expenses of $38,527 and depreciation and amortization expense in the amount of $0. The decrease in expenses from the first quarter of 2007 to the first quarter of  2008 reflects our significantly reduced operating activity. The decrease in depreciation and amortization expense from the quarter of 2007 to the first quarter of 2008 was due to writing off the Product Development intangible asset at December 31, 2007

The other expenses increased from $0 in for the quarter ended March 31, 2007 to $5,017 for the quarter ended March 31, 2008,  $4,217 of this increase is attributable to interest and finance charges; the balance is attributable to state minimum taxes.

Our net loss decreased by $49,492, or 55% from $90,280 for the quarter ended March 31, 2007 to $40,788 for the quarter ended March 31, 2008. The decrease in our net loss was primarily attributable to lower expenditures due to significantly reduced operating activity in the three months ended March 31, 2008, as compared with the same period in 2007.

Based upon the operational developments described above and the lack of financing, management is currently evaluating our business.  We will not be able to continue in the business of selling MediaSentiment™ until we obtain financing.

Results of Operations for the Twelve Months Ended December 31, 2007 and 2006

For the year ended December 31, 2007, we had revenue of $14,413 compared to revenue in the amount of $84,535 for the year ended December 31, 2006. The $70,122 decrease represented an 83% decrease in revenue and it is primarily attributable to the overall decrease in marketing and sales activities and the discontinuation of marketing and sales activities for our mailing and e-mailing distribution lists, barter and product licensing activities.   The past revenues resulting from marketing and sales of our mailing and e-mailing distribution list were essentially reducing the overall costs of the marketing and sales activities of our MediaSentiment™ product.  The company decided to discontinue those activities in order to focus its remaining resources on improving and updating the main products.  The decrease in revenues for this time period were due also to a change in the product pricing structure, from a $99.95 annual subscription fee for HeadsUp only to $49.95 per month or $480 per year in subscriptions fees for MediaSentiment Pro, with a 30 day free trial.    Discontinuance of the marketing and sales activities for our mailing and e-mailing distribution list eliminated that source of revenue for the company.  The company will be reliant on revenue from the sentiment products alone.

Of the $84,535 we earned in revenue during the year ended December 31, 2006, $7,047 is attributable to sales of our research product, MediaSentiment™ while $3,320.39 of the $36,253 we earned in revenue during the prior year is attributable to sales of our research product, MediaSentiment™, with the balances attributable to rental fees for the use of our mailing and e-mailing distribution lists. We generated revenue solely from the sales of our MediaSentiment™ product of $14,413 for the twelve months ended December 31, 2007.

Our expenses decreased $288,975, or 35% from $817,144 for the year ended December 31, 2006 to $528,169 for the year ended December 31, 2007. Our expenses for the year ended December 31, 2006 consisted of selling and administrative costs of $429,351, office and other operating expenses of $319,698, and depreciation and amortization expense in the amount of $68,095.  Our expenses for the year ended December 31, 2007 consisted of selling and administrative costs of $101,882, office and other operating expenses of $174,316 and depreciation expense in the amount of $251,971. The decrease in expenses from fiscal 2006 to fiscal 2007 reflects our significantly reduced operating activity. The specific increase in depreciation expense from fiscal 2006 to fiscal 2007 was due to writing off the Product Development intangible asset.

Our net loss decreased $188,048, or 26% from $731,805 for the year ended December 31, 2006 to $543,755 for the year ended December 31, 2007. The decrease in our net loss was primarily attributable to lower expenditures due to significantly reduced operating activity in the twelve ended December 31, 2007, as compared with the same period in December 31, 2006.

Based upon the operational developments described above and the lack of financing, management is currently evaluating our business.  We will not be able to continue in the business of selling MediaSentiment™ until we obtain financing.

2008 Liquidity and Capital Resources

As of March 31, 2008, we had current assets in the amount of $45,390 and current liabilities in the amount of $328,584. This resulted in a deficit in working capital in the amount of $279,194. $188,000 of the current liabilities are owed to related parties,

There was a net increase in cash of $3,669 during the three months ended March 31, 2008 as compared to a decrease in cash of $ 9,312 during the three months ended March 31, 2007.

Cash used by operations:
Operating activities used $36,330 in cash for the three months ended March 31, 2008, as compared to using $44,313 for the same period the previous year. Our net loss of $40,788, less non-cash adjustments of $4,458, was the primary reason for our negative operating cash flow.

Cash provided by financing activities
There were $40,000 net cash flows provided by financing activities during the three months ended March 31, 2008, compared to $35,000 provided by financing during the three months ended March 31, 2007. During the first quarter of 2008 and 2007 the financing was obtained by increases in notes payable to Marian and Tunde Munz, the CEO and his wife.

Cash used in investing activities:
The Company did not use cash for investing activities during the three months ending March 31, 2008 and 2007.

MSI currently faces a multitude of problems which have a significant impact on our operations. These problems each stem from a lack of financing and are interrelated. As a result of not having adequate financing for sales and marketing activities we have not been able to generate significant revenues. In addition, if we are not able to obtain adequate financing we will not be able to engage in any future sales or marketing activities and it is unlikely that other companies will be willing to offer our products to their user base. We will not be able to continue in the business of selling Media Sentiment® until we obtain financing. If we are unable to obtain financing, we will be forced to continue other business opportunities.

Management believes that it could continue a significantly lower level of operations for up to 12 months. These minimal operations would be financed either by lines of credit obtained from commercial banks and from Marian Munz, our president or his family.

Raising adequate equity financing would allow us to create a full time team and start significant marketing activities.  We estimate that the use of the $1 million in equity financing would be: 45% Marketing & Sales, 40% General and Administrative and 15% Research and Development.

If we are unable to obtain financing, we will be forced to continue other business opportunities. If we are forced to consider other business opportunities, we intend to seek out opportunities in the business services related industry in which we have some experience.  However, it is impossible to predict the nature of business opportunity in which Media Sentiment, Inc. may participate in the future.  As of the date of this prospectus, we have not searched out any such opportunity.   We may be forced to enter an industry in which we do not already participate to continue as a going concern.

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of our company as a going concern. However, the business has experienced recurring operating losses in 2007, 2006 and 2005. We have a significant working capital deficit and our continued existence is dependent upon our ability to increase operating revenues and/or raise money from equity and debt financing. For these reasons our auditors have raised substantial doubt in their audit report of our ability to continue as a going concern.

Off Balance Sheet Arrangements

As of March 31, 2008, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters, namely Marian Munz;

•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

On October 31, 2006, our parent corporation, DBI, transferred all of its business assets to us as its wholly owned subsidiary.

On May 10, 2007, we executed two Promissory Notes for a cumulative amount of $148,000 with related parties as follows:

1.
we borrowed $63,000 from our President and CEO, Marian Munz at an annual interest rate of 10% for a period of twelve months. The entire outstanding loan amount including principal and interest must be paid as follows: starting on June 1, 2007 and at any time thereafter, the lender has the option to demand that all principal and interest be paid in cash or, in lieu of cash, the lender may request to be paid in 6,300,000 shares of common stock of Media Sentiment, Inc, as payment in full for all amounts due for principal and interest. The shares shall be non dilutive with respect to the total of 3,640, 440 currently outstanding shares of Media Sentiment, Inc. plus the shares resulting from the outstanding note to Tunde Munz-Abraham.

2.
we borrowed $85,000 from Tunde Munz-Abraham, the wife of our President and CEO, Marian Munz, at an annual interest rate of 10% for a period of twelve months. The entire outstanding loan amount including principal and interest must be paid as follows: starting on June 1, 2007 and at any time thereafter, the lender has the option to demand that all principal and interest be paid in cash or, in lieu of cash, the lender may request to be paid in 8,500,000 shares of common stock of Media Sentiment, Inc, as payment in full for all amounts due for principal and interest. The shares shall be non dilutive with respect to the total of 3,640, 440 currently outstanding shares of Media Sentiment, Inc.

As of January, 2008 the accrued combined interest of the two notes described above was approximately $1,233.  The entire principal is due; however Mr. and Mrs. Munz have not made an election to convert and remain unsure if one or both of them will demand cash payment or convert the principal and/or interest into shares.

Pursuant to a triangular merger, our President, Marian Munz, in a separate agreement, released DBI from its obligations to him and his wife under certain Notes which we owed to them.  These “notes” are the notes described above.  On May 17, 2007, our parent corporation, DBI, completed a reverse merger with Debut Broadcasting Corporation, Inc., a Tennessee corporation whereby it succeeded to the business of Debut and it changed its name to Debut Broadcasting Corporation, Inc. As this merger was set up in the form of a triangular merger whereby a subsidiary of DBI was merged with Debut, only the shareholders of Debut were required to provide approval of the merger. These Notes remain the obligations of MSI and are attached in their updated forms as Exhibits 10.1 and 10.2. Subsequent to the consummation of the reverse merger, Mr. Munz sold his shares in DBI to independent investors for consideration of $100,000.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered oncertain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of March 31, 2008, we had one (1) holder of record of our common stock. In addition, we have no outstanding options or warrants to purchase, or securities convertible into, common stock at this time.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended 2007, 2006 and 2005.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marian Munz, President, CEO, Director	2007 2006 2005	- - -	- - -	- - -	- - -	- - -	- - -	9,900 21,000 36,000	9,900 21,000 36,000
William White, Chief Financial Officer	2007 2006 2005	- - -	- - -	- - -	- - -	- - -	- - -	9,000 18,600* -	9,000 18,000 -

* Commencing on or about March 18, 2006, we agreed to pay William White a consulting fee of $300 per 8 hours worked

Narrative Disclosure to the Summary Compensation Table

Both Marian Munz and William White devote non-paid time outside of the independent contracting parameters, with regards to their officer positions. There is no current employment agreement between the company and either Marian Munz or William White.  These persons provide the following services to the company pursuant to the independent contractor agreements: Marian Munz: Project Management & Business Analysis with regards to the development of company’s products and technology infrastructure; and, William White provides financial planning, asset valuation, bookings and record keeping, controls, audits, securities bookings and management.  As CEO and President, Mr. Munz implements the strategic goals and objectives of the Company, works with the Board of Directors regarding the Company’s philosophy, mission, and its annual goals and objectives.  He overseas human resources, community and public relations, marketing of products, and is the liaison with professionals providing services to the Company.  As CFO, Mr. White directs the Company’s financial goals, objectives, and budgets.  He supports the Company’s capital-raising strategies to support the company’s expansion.   Mr. Munz and Mr. White devote less than full-time to their duties as corporate officers; the amount of time varies week-by-week depending upon the needs of the company.   Any and all payments made to Mr. Munz and Mr. White have been for their services as independent contractors under their Independent Contractor Agreements.

The duties of Messrs Munz and White in connection with their official capacities and contractual duties may appear to overlap but the independent contractor duties are operational in nature as opposed to the officer duties, which are managerial and fiduciary in nature.  The company has agreed to compensate Messrs Munz and White for their independent contractor duties.  The company does not pay Messrs. Munz and White for serving in their officer capacities.  The distinction is subtle but exists.  For instance, Mr. White’s officer activities are principally related to reporting compliance and are separate and apart from the operational duties of maintaining the books. Mr. Munz fiduciary responsibilities to lead the company as its CEO are separate and apart from the implementation of the company’s business goals.  In other words, payment is for duties related to contractor activities that involve actually performing the work and not the direction, control and oversight at the corporate level – which are officer duties to which the company does not compensate Messrs Munz and White.

Commencing in March 2006, we agreed to pay William White a consulting fee of $300 per eight hour day worked. Our original agreement was that Mr. White would provide part time services as an independent contractor for a period of three months to end June 18, 2006, subject to an extension by mutual agreement of the parties. By mutual consent of the parties, Mr. White has continued to act as our CFO on these same terms since June 18, 2006.

Stock Option Grants

We have not granted stock options to our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Marian Munz	-	-	-	-	-	-	-	-	-
William White	-	-	-	-	-	-	-	-	-

Compensation of Directors

The table below summarizes all compensation of our director as of December 31, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marian Munz	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We do not pay any cash compensation to our director.

Stock Option Grants

We have not granted any stock options to our director.

Financial Statements

Index to Financial Statements:

Our audited financial statements for the twelve month periods ended December 31, 2006 and 2005; and unaudited financial statements for the three and six month ended June 30, 2007:

F-1	Report of Independent Registered Public Accounting Firm;

F-3	Balance Sheet as of December 31, 2007 and Balance Sheet as of December 31, 2006;

F-4	Statement of Operations for the year ended December 31, 2007 and Statement of Operations for the years ended December 31, 2006

F-5	Statement of Stockholders' Equity (Deficit) for the year ended December 31, 2007

F-6	Statement of Cash Flows for the year ended December 31, 2006 and Statement of Cash Flows for the years ended December 31, 2005 and 2004;

F-7	Notes to Financial Statements

F-14	Balance Sheet as of March 31, 2008 and 2007 (unaudited);

F-15	Statement of Operations for the three months ended March 31, 2008 and 2007 (unaudited)

F-16	Statement of Stockholders' Equity (Deficit) for the period from January 1, 2006 to March 31, 2008 (unaudited)

F-17	Statement of Cash Flows for the three months ended March 31, 2008 and 2007 (unaudited)

F-18	Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareowners of
California News Tech and subsidiary

We have audited the accompanying consolidated balance sheet of California News Tech as of December 31, 2006 and the balance sheet of California News Tech as of December 31, 2005 and the related consolidated statements of operations, shareowners’ investment, and cash flows for the year ended December 31, 2006 and the related statements of operations, shareowners’ investment, and cash flows for the years ended December 31, 2005 and 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of California News Tech at December 31, 2006 and the financial position of California News Tech as of December 31, 2005 and the consolidated results of their operations and their cash flows for the year ended December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9 to the financial statements, in 2006 the Company changed its method of accounting for stock compensation.

Jewell & Langsdale

Walnut Creek, California
February 20, 2007

 Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Media Sentiment, Inc.
San Francisco, CA

We have audited the accompanying balance sheet of Media Sentiment, Inc., a Nevada Corporation, as of December 31, 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of Media Sentiment, Inc. as of December 31, 2006, were audited by other auditors whose report dated February 9, 2007 included an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media Sentiment, Inc., as of December 31, 2007 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred losses from operations and is in need of additional capital to grow its operations so that it can become profitable.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC
Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan
March 28, 2008

MEDIA SENTIMENT, INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS
Current Assets
Cash	$7,421	$21,153
Accounts Receivable, Net	32,000	15,388
Prepaid Expenses	3,800	11,300
Total Current Assets	43,221	47,841

Property and Equipment, Net	0	136

Other Assets
Product Development, net of amortization	0	268,860

TOTAL ASSETS	$43,221	$316,837

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts Payable and Accrued Expenses	$125,627	$57,980
Accounts Payable-Related Party	12,000	0
Deferred Revenue	0	1,638
Notes Payable-Related Party	148,000	156,940
Total Liabilities	285,627	216,558

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock – 100,000,000 and 8,333,333 Shares Authorized; $.001 and $.003 Par Value; 3,640,440 Shares Issued and Outstanding	3,640	10,923
Additional Paid-in Capital	1,978,880	1,783,500
Accumulated Deficit	(2,224,926)	(1,694,144)
Total Stockholders’ Equity (Deficit)	(242,406)	100,279

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$43,221	$316,837

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Gross Revenues	$14,413	$84,535

Operating Expenses	545,195	817,144

Operating (Loss)	(530,782)	(732,609)

Other Income	0	804

Net (Loss)	$(530,782)	$(731,805)

Weighted Average Number Of Shares Outstanding	3,640,440	3,421,817

Net (Loss) Per Share	$(.15)	$(.21)

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
AS OF DECEMBER 31, 2007

	Common Stock Shares Amount		Additional Paid in Capital	Accumulated Deficit	Total

Beginning Balance, January 1, 2006	3,125,166	9,375	1,393,087	(962,339)	440,123

Common Stock Issued	515,274	1,548	390,413	0	391,961

Net Loss for the Year Ended December, 31, 2006				(731,805)	(731,805)

Balance, December 31, 2006	3,640,440	$10,923	$1,783,500	$(1,694,144)	$100,279

Par Value Adjustment		(7,283)	7,283		0

Sale of Debenture			66,156		66,156

Contribution to Capital			121,941		121,941

Net Loss for the Year Ended December 31, 2007				(530,782)	(530,782)

Ending Balance, December 31, 2007	3,640,440	$3,640	$1,978,880	$(2,224,926)	$(242,406)

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash Flows from Operating Activities:
Net (Loss) for the Period	$(530,782)	$(731,805)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	268,996	68,095
Changes in Assets and Liabilities
(Increase) Decrease in Accounts Receivable	(16,612)	30,607
(Increase) Decrease in Prepaid Expenses	7,500	(11,300)
Increase in Accounts Payable	79,647	32,000
Increase (Decrease) in Deferred Revenue	(1,638)	1,638
Net Cash (Used in) Operating Activities	(192,889)	(610,765)

Cash Flows from Investing Activities:
Product Development	0	(6,500)

Net Cash (Used in) Investing Activities	0	(6,500)

Cash Flows from Financing Activities:
Proceeds from Sale of Debenture	66,156	0
Common Stock	0	1,548
Contribution to Capital	121,941	390,413
Payments of Notes Payable	(8,940)	0
Proceeds from Notes Payable-Related Party	0	28,800
Net Cash from Financing Activities:	179,157	420,761

Net (Decrease) in Cash and Cash Equivalents	(13,732)	(196,504)

Cash and Cash Equivalents – Beginning	21,153	217,657

Cash and Cash Equivalents – Ending	$7,421	$21,153

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 1.                                Description of Business

Media Sentiment Inc. (the Company) was incorporated during October 2006, under the laws of the State of Nevada, as a wholly owned subsidiary of California News Tech (CNT) to market the internet search tools developed by CNT.  At this time, most of the assets of CNT were transferred to the Company.

On May 17, 2007, CNT completed a reverse merger with Debut Broadcasting Corporation, Inc., a Tennessee corporation (DBI) whereby it succeeded to the business of DBI and it changed its name to Debut Broadcasting Corporation, Inc.  As a result of this merger, however, it was determined that the two business operations would be better served if operated and accounted for separately.  Consequently, DBI’s board of directors approved the distribution of all of its Media Sentiment shares to the CNT shareholders of record on April 20, 2007 on a pro-rata basis.  DBI then, set aside all of its 3,640,440 outstanding shares of Media Sentiment for this purpose.  See Note 8 for details.

Note 2.                                Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation.  Depreciation is computed using the straight-line method over estimated useful lives of three to five years.  The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value.  The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 2.                                Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period.  In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized.  Capitalization of costs ceases when the product is available for general release to customers.  Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

Stock-based Compensation Plans

The Company has no stock-based compensation plans.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 2.                                Summary of Significant Accounting Policies (Continued)

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes.  Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.  The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Fully-diluted Loss per Common Share

Net loss per common share is based on the weighted average number of shares outstanding during the year.  Fully-diluted net loss per common share is not reported because, under current conditions, the loss per share is anti-dilutive.

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows:  advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

Note 3.                                Going Concern and Liquidity

Without raising additional capital the Company will not continue operations.  Historically, the Company has incurred significant losses and negative cash flows from operations.  As of December 31, 2007, the accumulated deficit was $ 2,224,926 and the negative working capital was $ 242,406. The negative working capital includes $ 148,000 in current notes payable owed to related parties. The Company plans to fund operations through private placements and a public offering.  There is no assurance that these sources of capital will available to the Company in the future.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 4.                                Basic and Fully-diluted Net Loss per Common Share

Basic net loss per common share is computed based on 3,640,650 shares issued and outstanding during 2007. Fully-diluted net loss per common share is anti-dilutive and is not reported.

	December 31, 2007	December 31, 2006
Basic net loss per common share:	$(0.15)	$(0.21)

Note 5.                             Equipment

Equipment consists of the following:

	December 31, 2007	December 31, 2006
Computer equipment	$10,511	$10,511
Accumulated depreciation	(10,511)	(10,375)
Net book value	$0	$136

Note 6.                                Intangible Assets

Intangible assets consist of product development and website development costs of $336,060 with related amortization of $ 67,200 at December 31, 2006. At the end of 2007 the Company determined that the value of these assets was impaired and wrote off the entire balance. With the Company's history of losses and the uncertainties in financing its ongoing operations, there is no assurance that the products can be successfully brought to market.

Note 7.                                Notes Payable to Related Parties

           The notes payable of $148,000 at December 31, 2007 and $35,000 at December 31, 2006 are due to an officer and director of the Company, Marian Munz and his wife Tunde Munz.  These notes are convertible, at the option of the note holder, into common and preferred shares of Media Sentiment, Inc at a price of $0.01 per share, subject to adjustment for splits and reverse splits.

Note 8.                                Business Combination

On May 17, 2007, the Company entered into an Agreement and Plan of Merger with DBI. As part of the reverse merger, each share common stock of Debut Broadcasting, Inc., a Tennessee Corporation, issued and outstanding immediately prior to the closing of the merger was converted into the right to receive one share of common stock.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 8.                                Business Combination (continued)

           The following table shows the transfer of assets and liabilities from California News Tech as a consolidated entity to Media Sentiment Inc at December 31, 2006:

California News Tech is the predecessor business of Media Sentiment Inc. On October 10, 2006 substantially all the assets and liabilities of California News Tech were transferred to Media Sentiment Inc and California News Tech ceased doing business. Therefore the revenue and expenses for California News Tech were incurred during the period from January 1, 2006 to October 10, 2006 and the revenue and expenses for Media Sentiment Inc were incurred during the period from October 11, 2006 to December 31, 2006.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 8.                                Business Combination (continued)

On June 27, 2007, the Company filed a registration statement with the Securities and Exchange Commission with the respect to the issued and outstanding shares of common stock for the purpose of completing a spin-off of the Company by transferring all of the shares of common stock to shareholders of record of California News Tech as of April 20, 2007. We anticipate completing the spin-off during the first quarter of 2008.

As part of the reverse merger, the Company also entered into a Post-Merger Operating Agreement in which the Company and DBI agreed to operate their respective businesses separately.  Moreover, as part of this Post-Merger Operating Agreement, DBI agreed that if for any reason California News Tech is unable to register the Media Sentiment Inc. shares, that DBI would sell its Media Sentiment Inc shares to California News Tech's former president and director, Marian Munz, for $1.00. As a consequence, MSI has and will continue to operate completely separate from DBI effective as of the date of the reverse merger.

At the closing of the reverse merger, the Company received $100,000. $32,000 remains in escrow; the balance has been used for working capital.

Note 9.                      Share Capital

At December 31, 2007, the Company’s authorized share capital consists of 100,000,000 shares at $0.001 par value and 10,000,000 at $0.001 par value preference shares authorized. At December 31, 2007 there were 3,640,650 common shares and no preference shares issued and outstanding.

Note 10.                      Stock Option Plans and Warrants

The Company has no stock option plans. The Company has no warrants authorized.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 11.                      Income Taxes

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance.  The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2007, the Company had a net operating loss carry-forward for U.S. federal income tax purposes of approximately $ 530,000.  The federal net operating loss carry-forward, if not utilized, will expire in 2027.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2007
Deferred tax asset attributable to:
Net operating loss carryover	$180,200
Valuation allowance	(180,200)
Net deferred tax asset	$-

Note 12.                      Commitments and Contingencies

At December 31, 2007, the State of California Employment Development Department was engaged in an audit of the Company’s personnel records.  The Employment Development Department has made a determination that the Company owes $20,000 in payroll taxes. This amount is included in accrued expenses at December 31, 2007. The Company disagrees with this determination and has appealed.

The Company rents its office space on a month-to-month basis.

MEDIA SENTIMENT, INC.
Balance Sheets
(unaudited)

	March 31, 2008	March 31, 2007
ASSETS
Current Assets
Cash	$11,090	$11,841
Accounts receivable	32,000	2,510
Prepaid expenses	2,300	11,300
Total Current Assets	45,390	25,651

Property and Equipment	0	136

Other Assets
Product development, net of amortization	0	252,060

TOTAL ASSETS	$45,390	$277,847

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$127,006	$75,908
Accounts payable-related party	13,578	0
Notes payable-related party	188,000	70,000
Total Liabilities	328,584	145,908

Stockholders' Equity (Deficit)
Common stock: 100,000,000 shares authorized; $.001 par value; 3,640,440 shares issued and outstanding	3,640	3,640
Additional paid-in capital	1,978,880	1,912,723
Accumulated deficit	(2,265,714)	(1,784,424)
Total Stockholders’ Equity (Deficit)	(283,194)	131,939

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$45,390	$277,847

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
Statements of Operations (unaudited)
For the Three Months ended March 31, 2008 and 2007

	March 31, 2008	March 31, 2007

Gross revenues	$2,867	$6,012

Operating expenses		4
Sales and marketing expenses	111	10,635
Operating and administrative expenses	38,527	68,857
Depreciation and amortization	0	16,800
Total operating expenses	38,638	96,292

Operating loss	(35,771)	(90,280)

Other income (expense)
Interest and finance charges	(4,217)	0
Taxes on income	(800)	0
Total other income (expense)	(5,017)	0

Net loss	$(40,788)	$(90,280)

Weighted average number of shares outstanding	3,640,440	3,640,440

Net loss per share	$(.01)	$(.02)

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
Statement of Stockholders' Equity (Deficit)
(unaudited)

	Common Stock		Additional Paid	Accumulated
	Shares	Amount	in Capital	Deficit	Total

Beginning balance, January 1, 2006	3,125,166	$9,375	$1,393,087	$(962,339)	$440,123

Common stock issued	515,274	1,548	390,413	0	391,961

Net loss for the year ended December, 31, 2006				(731,805)	(731,805)

Balance, December 31, 2006	3,640,440	10,923	1,783,500	(1,694,144)	100,279

Par value adjustment		(7,283)	7,283		0

Sale of debenture			66,156		66,156

Contribution to capital			121,941		121,941

Net loss for the year ended December 31, 2007				(530,782)	(530,782)

Balance, December 31, 2007	3,640,440	3,640	1,978,880	(2,224,926)	(242,406)

Net loss for the Three Months ended March 31, 2008				(40,788)	(40,788)

Ending balance March 31, 2008	3,640,440	$3,640	$1,978,880	$(2,265,714)	$(283,194)

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
Statements of Cash Flows (unaudited)
For the Three Months ended March 31, 2008 and 2007

	March 31, 2008	March 31, 2007
Cash Flows from Operating Activities:
Net loss for the three months	$(40,788)	$(90,280)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and amortization	0	16,800
Changes in Assets and Liabilities
Decrease in accounts receivable	0	12,877
Decrease in prepaid expenses	1,500	0
Increase in accounts payable	2,958	17,928
Decrease in deferred revenue	0	(1,638)
Net Cash Used in Operating Activities	(36,330)	(44,313)

Cash Flows from Financing Activities:
Proceeds from notes payable-related party	40,000	35,000
Net Cash from Financing Activities:	40,000	35,000

Net Increase (Decrease) in Cash	3,669	(9,312)

Cash – Beginning Balance	7,421	21,153

Cash – Ending Balance	$11,090	$11,841

The accompanying notes are an integral part of the financial statements.

MEDIA SENTIMENT, INC.
Notes to Financial Statements
March 31, 2008

Note 1.  Description of Business

Media Sentiment Inc. (the Company) was incorporated during October 2006, under the laws of the State of Nevada, as a wholly owned subsidiary of California News Tech (CNT) to market the internet search tools developed by CNT.  At this time, most of the assets of CNT were transferred to the Company.

On May 17, 2007, CNT completed a reverse merger with Debut Broadcasting Corporation, Inc., a Tennessee corporation (DBI) whereby it succeeded to the business of DBI and it changed its name to Debut Broadcasting Corporation, Inc.  As a result of this merger, however, it was determined that the two business operations would be better served if operated and accounted for separately.  Consequently, DBI’s board of directors approved the distribution of all of its Media Sentiment shares to the CNT shareholders of record on April 20, 2007 on a pro-rata basis.  DBI then, set aside all of its 3,640,440 outstanding shares of Media Sentiment for this purpose.  See Note 8 for details.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation.  Depreciation is computed using the straight-line method over estimated useful lives of three to five years.  The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value.  The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

MEDIA SENTIMENT, INC.
Notes to Financial Statements
March 31, 2008

Note 2.  Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period.  In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized.  Capitalization of costs ceases when the product is available for general release to customers.  Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

Stock-based Compensation Plans

The Company has no stock-based compensation plans.

MEDIA SENTIMENT, INC.
Notes to Financial Statements
March 31, 2008

Note 2.  Summary of Significant Accounting Policies (Continued)

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes.  Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.  The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Fully-diluted Loss per Common Share

Net loss per common share is based on the weighted average number of shares outstanding during the year.  Fully-diluted net loss per common share is not reported because, under current conditions, the loss per share is anti-dilutive.

Interim Financial Statements

Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the disclosures are adequate to make the financial information presented not misleading. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended  December 31, 2007.  All adjustments were of a normal recurring nature unless otherwise disclosed. In the opinion of management, all adjustments necessary for a fair statement of the results of operations for the interim period have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows:  advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

Note 3.  Going Concern and Liquidity

Without raising additional capital the Company will not continue operations.  Historically, the Company has incurred significant losses and negative cash flows from operations.  As of March 31, 2008, the accumulated deficit was $ 2,265,714 and the negative working capital was $ 283,194. The negative working capital includes $ 188,000 in current notes payable owed to related parties. The Company plans to fund operations through private placements and a public offering.  There is no assurance that these sources of capital will available to the Company in the future.

MEDIA SENTIMENT, INC.
Notes to Financial Statements
March 31, 2008

Note 4.  Basic and Fully-diluted Net Loss per Common Share

Basic net loss per common share is computed based on 3,640,440 shares issued and outstanding at March 31, 2008. Fully-diluted net loss per common share is anti-dilutive and is not reported.

	March 31, 2008	March 31, 2007
Basic net loss per common share:	$(0.01)	$(0.02)

Note 5.  Equipment

Equipment consists of the following:

	March 31, 2008	March 31, 2007
Computer equipment	$10,511	$10,511
Accumulated depreciation	(10,511)	(10,375)
Net book value	$0	$136

Note 6.  Intangible Assets

Intangible assets consist of product development and website development costs of $336,060. At the end of 2007 the Company determined that the value of these assets was impaired and wrote off the entire balance. With the Company's history of losses and the uncertainties in financing its ongoing operations, there is no assurance that the products can be successfully brought to market.

Note 7.  Notes Payable to Related Parties

           The notes payable of $188,000 at March 31, 2008 and $70,000 at March 31, 2007 are due to an officer and director of the Company, Marian Munz and his wife Tunde Munz.  These notes are convertible, at the option of the note holder, into common and preferred shares of Media Sentiment, Inc at a price of $0.01 per share, subject to adjustment for splits and reverse splits.

Note 8.  Business Combination

On May 17, 2007, the Company entered into an Agreement and Plan of Merger with DBI. As part of the reverse merger, each share common stock of Debut Broadcasting, Inc., a Tennessee Corporation, issued and outstanding immediately prior to the closing of the merger was converted into the right to receive one share of common stock.

MEDIA SENTIMENT, INC.
Notes to Financial Statements
March 31, 2008

Note 8.  Business Combination (continued)

           The following table shows the transfer of assets and liabilities from California News Tech as a consolidated entity to Media Sentiment Inc at December 31, 2006:

    California News Tech is the predecessor business of Media Sentiment Inc. On October 10, 2006 substantially all the assets and liabilities of California News Tech were transferred to Media Sentiment Inc and California News Tech ceased doing business. Therefore the revenue and expenses for California News Tech were incurred during the period from January 1, 2006 to October 10, 2006 and the revenue and expenses for Media Sentiment Inc were incurred during the period from October 11, 2006 to December 31, 2006.

MEDIA SENTIMENT, INC.
NOTES TO FINANCIAL STATEMENTS
March 31, 2008

Note 8.  Business Combination (continued)

On June 27, 2007, the Company filed a registration statement with the Securities and Exchange Commission with the respect to the issued and outstanding shares of common stock for the purpose of completing a spin-off of the Company by transferring all of the shares of common stock to shareholders of record of California News Tech as of April 20, 2007. We anticipate completing the spin-off during the second quarter of 2008.

As part of the reverse merger, the Company also entered into a Post-Merger Operating Agreement in which the Company and DBI agreed to operate their respective businesses separately.  Moreover, as part of this Post-Merger Operating Agreement, DBI agreed that if for any reason California News Tech is unable to register the Media Sentiment Inc. shares, that DBI would sell its Media Sentiment Inc shares to California News Tech's former president and director, Marian Munz, for $1.00. As a consequence, MSI has and will continue to operate completely separate from DBI effective as of the date of the reverse merger.

At the closing of the reverse merger, the Company received $100,000. $32,000 remains in escrow; the balance has been used for working capital.

Note 9.  Share Capital

At March 31, 2008, the Company’s authorized share capital consists of 100,000,000 shares at $0.001 par value and 10,000,000 at $0.001 par value preference shares authorized. At March 31, 2008 and 2007 there were 3,640,440 common shares and no preference shares issued and outstanding.

Note 10.  Stock Option Plans and Warrants

The Company has no stock option plans. The Company has no warrants authorized.

Note 11.  Income Taxes

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance.  The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

MEDIA SENTIMENT, INC.
Notes to Financial Statements
March 31, 2008

Note 11.  Income Taxes (continued)

As of March 31, 2008, the Company had a net operating loss carry-forward for U.S. federal income tax purposes of approximately $ 570,000.  The federal net operating loss carry-forward, if not utilized, will expire in various amounts through 2028.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2008
Deferred tax asset attributable to:
Net operating loss carryover	$194,000
Valuation allowance	(194,000)
Net deferred tax asset	$0

Note 12.  Commitments and Contingencies

At March 31, 2008, the State of California Employment Development Department was engaged in an audit of the Company’s personnel records.  The Employment Development Department has made a determination that the Company owes $20,000 in payroll taxes. This amount is included in accrued expenses at March 31, 2008. The Company disagrees with this determination and has appealed.

The Company rents its office space on a month-to-month basis.

Changes In and Disagreements with Accountants

On April 19, 2007, Jewell & Langsdale (the “Former Accountants”) resigned as the Company’s accountant. The Company has engaged Maddox Ungar Silberstein, PLLC as its principal accountants effective October 15, 2007. The decision to change accountants was approved by the Company’s board of directors. The Company did not consult with Maddox Ungar Silberstein, PLLC on any matters prior to retaining such firm as its principal accountants.

The Former Accountants’ audit reports on the financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports on the financial statements of the Company for the fiscal years ended December 31, 2006 and 2005 contained an uncertainty about the Company’s ability to continue as a going concern.

During the years ended December 31, 2006 and 2005, and through the interim period ended December 11, 2007, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountants would have caused them to make reference thereto in their reports on the financial statements for such periods.

During the years ended December 31, 2006 and 2005, and through the interim period ended December 11, 2007, the Former Accountant did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(iv)(A) and (B) of Item 304 of Regulation S-B.

On December 11, 2007, the Company provided the Former Accountants with its disclosures in this Prospectus disclosing the resignation of the Former Accountants and requested in writing that the Former Accountants furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Former Accountant’s response is filed as an exhibit to this Registration Statement.

Available Information

We have filed a registration statement on form S-1/A under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$56
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,056

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We have had no recent sales of unregistered securities. However, on May 10, 2007, we did execute two Promissory Notes for a cumulative amount of $148,000, which are convertible into 14,800,000 shares of our common stock. These notes were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits

Exhibit	Description
3.1	Articles of Incorporation(1)
3.3	By-Laws(1)
5.1	Opinion of Cane Clark, LLP., with consent to use
10.1	Convertible Promissory Note issued to Marian Munz(2)
10.2	Convertible Promissory Note issued to Tunde Munz-Abraham(2)
10.3	Independent Contractor Agreement with Marian Munz (2)
10.4	Independent Contractor Agreement with William White (2)
10.5	Marketing Agreement with Equis Intl. (2)
10.6	Distribution Agreement with Equis Intl. (2)
10.7	Independent Contractor Agreement with Iulian Sirbu (3)
10.8	Independent Contractor Agreement with George Serban (3)
10.9	Independent Contractor Agreement with Dmitry Polyakov (3)
10.10	Independent Contractor Agreement with Eric Conway (3)
10.11	API Usage Agreement (4)
10.12	Options Express Marketing Agreement (4)
10.13	Addendum A agreement with TD Ameritrade (4)
10.14	Syndication License Agreement (4)
16.1	Jewell and Langsdale letter (3)
23.1	Consent of Jewell and Langsdale
23.2	Consent of Maddox Ungar Silberstein, PLLC

(1)	Previsouly filed as an exhibit to the Registration Statement on Form SB-2 filed on June 27, 2007.
(2)	Previsouly filed as an exhibit to the Registration Statement on Form SB-2 filed on October 24, 2007.
(3)	Previouly filed as an exhibit to the Registration Statement on Form SB-2 filed on December 19, 2007.
(4)	Previouly filed as an exhibit to the Registration Statement on Form S-1 filed on April 29, 2008.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned,  in the City of San Francisco, CA, on July 3, 2008 .

MEDIA SENTIMENT, INC.

By:	/s/ Marian Munz	By:	/s/ William White
	Marian Munz		William White
	Chief Executive Officer, Principal Executive Officer		Chief Financial Officer/Principal Accounting Officer

 In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Marian Munz
Marian Munz
Director July 3, 2008